                                                                     EXHIBIT 2.1

--------------------------------------------------------------------------------


                           STOCK PURCHASE AGREEMENT


                                     among


                       COMMONWEALTH GENERAL CORPORATION,

                          J. C. PENNEY COMPANY, INC.


                                      and


                 J. C. PENNEY DIRECT MARKETING SERVICES, INC.

                           dated as of March 7, 2001


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                         Page
ARTICLE I        PURCHASE AND SALE OF THE SHARES........................................................    2

     Section 1.1     Purchase and Sale of the Shares....................................................    2
     Section 1.2     Unadjusted Purchase Price..........................................................    2
     Section 1.3     Estimated Purchase Price...........................................................    2
     Section 1.4     Final Purchase Price...............................................................    3
     Section 1.5     Closing............................................................................    6
     Section 1.6     Deliveries at the Closing..........................................................    6
     Section 1.7     Settlement of Intercompany Obligations.............................................    8
     Section 1.8     Retained Assets....................................................................    9
     Section 1.9     Nonassignable Contracts............................................................   10
     Section 1.10    Assumed Liabilities and JCPIIG Liabilities.........................................   11
     Section 1.11    Delivery of Other Assets and JCPIIG Assets.........................................   11
ARTICLE II       REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE SELLER............................   11

     Section 2.1     Representations and Warranties Regarding the Parent and the Seller.................   11
     Section 2.2     Representations and Warranties Regarding the DMS Companies and the DMS Subsidiaries   14
ARTICLE III      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER........................................   30

     Section 3.1     Organization, Standing and Corporate Power.........................................   30
     Section 3.2     Authority; Noncontravention........................................................   30
     Section 3.3     Consents and Approvals.............................................................   31
     Section 3.4     Investment Intent..................................................................   31
     Section 3.5     Sophistication of the Purchaser....................................................   31
     Section 3.6     Brokers............................................................................   31
ARTICLE IV       COVENANTS..............................................................................   32

     Section 4.1     Conduct of Business................................................................   32
     Section 4.2     Acquisition Proposals; Inconsistent Activities.....................................   34
     Section 4.3     Access to Information; Confidentiality.............................................   35
     Section 4.4     Commercially Reasonable Efforts; Regulatory Matters................................   35
     Section 4.5     Public Announcements; Communications with Business Partners........................   36
     Section 4.6     Tax Matters........................................................................   36
     Section 4.7     Employee Benefit Matters...........................................................   47
     Section 4.8     Use of J. C. Penney Name...........................................................   50
     Section 4.9     Internet-Related Matters...........................................................   51
     Section 4.10    Non-Competition....................................................................   51
     Section 4.11    Further Assurances.................................................................   52
     Section 4.12    Notices; Efforts to Remedy.........................................................   52
     Section 4.13    Conseco Reinsurance................................................................   53
     Section 4.14    Transition Services................................................................   53
     Section 4.15    Monogram Bank......................................................................   53

                               TABLE OF CONTENTS
                                  (Continued)

                                                                                                         Page
     Section 4.16    Direct Monogram Agreement..........................................................   54
ARTICLE V        CONDITIONS PRECEDENT...................................................................   54

     Section 5.1     Conditions to Each Party's Obligation..............................................   54
     Section 5.2     Conditions to Obligations of the Parent and the Seller.............................   54
     Section 5.3     Conditions to Obligations of the Purchaser.........................................   55
ARTICLE VI       TERMINATION, AMENDMENT AND WAIVER......................................................   55

     Section 6.1     Termination........................................................................   55
     Section 6.2     Effect of Termination..............................................................   56
     Section 6.3     Amendment..........................................................................   56
     Section 6.4     Extension; Waiver..................................................................   56
ARTICLE VII      INDEMNIFICATION........................................................................   56

     Section 7.1     Indemnification by the Parent and the Seller.......................................   56
     Section 7.2     Indemnification by the Purchaser...................................................   57
     Section 7.3     Notice and Resolution of Claims....................................................   57
     Section 7.4     Limits on Indemnification..........................................................   58
     Section 7.5     Indemnity Payments.................................................................   59
     Section 7.6     Coordination With Tax Covenant.....................................................   59
ARTICLE VIII     MISCELLANEOUS..........................................................................   59

     Section 8.1     Reliance...........................................................................   59
     Section 8.2     Fees and Expenses..................................................................   60
     Section 8.3     Certain Definitions................................................................   60
     Section 8.4     Notices............................................................................   65
     Section 8.5     Interpretation.....................................................................   66
     Section 8.6     Entire Agreement; Third-Party Beneficiaries........................................   66
     Section 8.7     Governing Law; Venue...............................................................   66
     Section 8.8     Assignment.........................................................................   66
     Section 8.9     Enforcement........................................................................   67
     Section 8.10    Severability.......................................................................   67
     Section 8.11    Counterparts.......................................................................   67

                                   EXHIBITS


Exhibits

Exhibit A    List of Companies Shares of Which are Being Sold
Exhibit B-1  Marketing Services Agreement
Exhibit B-2  License Agreement
Exhibit B-3  SAP Companies
Exhibit B-4  Calculation of Estimated Net Book Value
Exhibit C    Assignment and Assumption Agreement
Exhibit D    JCPIIG Assignment and Assumption Agreement
Exhibit E    Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
Exhibit F    Release
Exhibit G    Bill of Sale
Exhibit H    JCPIIG Bill of Sale
Exhibit I-1  Opinion of the General Counsel of the Parent
Exhibit I-2  Opinion of Jones, Day, Reavis & Pogue
Exhibit I-3  Opinion of Richards, Layton & Finger

                           STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT, dated as of March 7, 2001 (this "Agreement"), is made and entered into among COMMONWEALTH GENERAL CORPORATION, a Delaware corporation (the "Purchaser"), J. C. PENNEY COMPANY, INC., a Delaware corporation (the "Parent"), and J. C. PENNEY DIRECT MARKETING SERVICES, INC., a Delaware corporation (the "Seller").

                                   RECITALS:

     A. The Seller owns all of the issued and outstanding shares (the "Seller Shares") of the capital stock of the companies listed in Part I of Exhibit A
                                                                   ---------
hereto (the "DMS Shares Companies") and the Seller and J.C. Penney International Insurance Group, Inc., a Delaware Corporation ("JCPIIG"), own all of the issued and outstanding shares (the "JCPIIG Sub Shares") of the capital stock of the companies listed in Part II of Exhibit A hereto (the "JCPIIG Subsidiary
                               ---------
Companies").

     B. The Seller, through the DMS Companies (as defined in Section 8.3(a)(v)) and the DMS Subsidiaries (as defined in Section 8.3(a)(vi)), is engaged in the business of direct marketing insurance and membership services (the "Business").

     C. The Purchaser and/or its designee pursuant to Section 8.8 desires to purchase from the Seller and JCPIIG, and the Seller desires to sell and to cause JCPIIG to sell to the Purchaser and/or such designee, all of the Seller Shares and the JCPIIG Sub Shares (collectively, the "Shares") and all of the Other Assets (as defined in Section 8.3(a)(xiii)) and the JCPIIG Assets (as defined in
Section 8.3(a)(ix)).

     D. The Seller desires to assign to the Purchaser and to cause JCPIIG to assign to the Purchaser, and the Purchaser is willing to assume, the Assumed Liabilities (as defined in Section 1.10) and the JCPIIG Liabilities (as defined in Section 1.10).

     E. Concurrently with the execution and delivery of this Agreement, the Seller has delivered to the Purchaser a Disclosure Schedule (the "Disclosure Schedule") and the Purchaser has delivered to the Parent and the Seller a Disclosure Schedule (the "Purchaser Disclosure Schedule").

     F. At the Closing (as defined in Section 1.5), the Parent, the Seller and the Purchaser will execute and deliver to each other a Marketing Services Agreement in the form attached hereto as Exhibit B-1 (the "Marketing Services
                                         -----------
Agreement").

     G. At the Closing, the Parent and the Purchaser will execute and deliver to each other a License Agreement in the form attached hereto as Exhibit B-2
                                                                 -----------
(the "License Agreement").

     NOW, THEREFORE, in consideration of the representations, warranties and covenants contained in this Agreement, the parties hereto hereby agree as follows:

                                   ARTICLE I

                        PURCHASE AND SALE OF THE SHARES

     Section 1.1  Purchase and Sale of the Shares. Upon the terms and subject to
                  -------------------------------
the conditions set forth in this Agreement, the Purchaser agrees to purchase from the Seller at the Closing, and the Seller agrees to sell, assign, transfer and deliver, and to cause JCPIIG to sell, assign, transfer and deliver, to the Purchaser at the Closing, all interests in and title to the Shares, the Other Assets and the JCPIIG Assets, free and clear of any lien, pledge, claim, restriction or other encumbrance (including any restriction on the right to vote, sell or otherwise dispose of the Shares) ("Liens or Encumbrances"), other than any Liens or Encumbrances created by the Purchaser and any restrictions on transferability under applicable securities Laws (as defined in Section 8.3(a)(xi)).

     Section 1.2  Unadjusted Purchase Price.  The unadjusted purchase price for
                  -------------------------
the Shares, the JCPIIG Assets and the Other Assets shall be $1,230,000,000 (the "Unadjusted Purchase Price").

     Section 1.3  Estimated Purchase Price.
                  ------------------------

     (a) Not later than the fifth Business Day prior to the Closing Date, the Seller shall deliver to the Purchaser (i) balance sheets (the "Estimated SAP Balance Sheets") of the companies listed on Exhibit B-3 (the "SAP Companies") as
                                            -----------
of the end of the calendar month immediately preceding the Closing Date (as defined in Section 1.5), prepared in accordance with SAP (as defined in Section 2.2(f)) using the same accounting principles, policies and practices that were used in the preparation of the SAP Balance Sheets (as defined in Section 1.4(h)), except as otherwise set forth in Section 1.3(a) of the Disclosure Schedule, and (ii) statements (the "Estimated SAP Net Book Value Statement") setting forth the Seller's estimate of the sum of the SAP Net Book Values (as defined in Section 1.4(h)) as of the end of the calendar month immediately preceding the Closing Date of the SAP Companies and the Seller's calculation thereof in reasonable detail and calculated in accordance with Exhibit B-4. The
                                                               -----------
Estimated SAP Balance Sheets and the Estimated SAP Net Book Value Statement shall be prepared in good faith based upon the Seller's review of financial information then available to it and inquiries of personnel responsible for the preparation of financial information relating to the Seller in the ordinary course of business.

     (b) Not later than the fifth Business Day prior to the Closing Date, the Seller shall deliver to the Purchaser (i) a consolidated balance sheet (the "Estimated GAAP Balance Sheet") of the Seller as of the end of the calendar month immediately preceding the Closing Date (as defined in Section 1.5), prepared in accordance with GAAP (as defined in Section 2.2(f)) using the same accounting principles, policies and practices that were used in the preparation of the GAAP Balance Sheet (as defined in Section 1.4(h)), except as otherwise set forth in Section 1.3(a) of the Disclosure Schedule, and (ii) a statement (the "Estimated GAAP Net Book Value Statement") setting forth the Seller's estimate of the GAAP Net Book Value (as defined in Section 1.4(h)) as of the end of the calendar month immediately preceding the Closing Date (the "Estimated GAAP Net Book Value") and the Seller's calculation thereof in reasonable detail and calculated in accordance with Exhibit B-4. The Estimated GAAP Balance Sheet
                                  -----------
and the

Estimated GAAP Net Book Value Statement shall be prepared in good faith based upon the Seller's review of financial information then available to it and inquiries of personnel responsible for the preparation of financial information relating to the Seller in the ordinary course of business.

     (c) The Estimated Purchase Price shall be equal to the Unadjusted Purchase Price plus or minus an amount which is equal to the net amount of (i) the positive or negative amount by which estimated SAP Net Book Value plus any amounts accrued for under the MVP Plan, the Parent MSRP and the DMS MSRP (as defined in Section 4.7(c)) is greater or less than $277,317,373 plus (ii) the positive or negative amount by which the estimated GAAP Net Book Value is greater or less than $173,805,753, both as calculated in accordance with Exhibit
                                                                         -------
B-4.
---

     Section 1.4  Final Purchase Price.
                  --------------------

     (a)  Closing Date SAP Balance Sheet. As promptly as practicable, and in any
          ------------------------------
event within 45 calendar days after the Closing Date, the Seller, at its cost, shall prepare and deliver to the Purchaser (i) balance sheets (the "Closing Date SAP Balance Sheets") of the SAP Companies as of the Closing Date if the Closing Date is the last day of a calendar quarter (or the previous calendar quarter end if the Closing Date is not the last day of a calendar quarter), accompanied by a report of KPMG LLP ("Seller's Auditor") to the effect that such Closing Date SAP Balance Sheets present fairly in all material respects the admitted assets, liabilities and surplus of the SAP Companies as of the date of the Closing Date SAP Balance Sheets and, except as otherwise set forth in Section 1.3(a) of the Disclosure Schedule, were prepared in accordance with SAP using the same accounting principles, policies and practices that were used in the preparation of the SAP Balance Sheets and (ii) a statement (the "Closing Date SAP Net Book Value Statement") setting forth the Seller's calculation in reasonable detail of the SAP Net Book Value as of the date of the Closing Date SAP Balance Sheets (the "Closing Date SAP Net Book Value") and computed in accordance with Exhibit
                                                                        -------
B-4.
---

     (b)  Closing Date GAAP Balance Sheet. As promptly as practicable, and in
          -------------------------------
any event within 45 calendar days after the Closing Date, the Seller, at its cost, shall prepare and deliver to the Purchaser (i) a consolidated balance sheet (the "Closing Date GAAP Balance Sheet") of the Seller as of the Closing Date if the Closing Date is the last day of a calendar quarter (or the previous calendar quarter end if the Closing Date is not the last day of a calendar quarter), accompanied by a report of Seller's Auditor to the effect that such Closing Date GAAP Balance Sheet presents fairly in all material respects the financial position of the Seller as of the date of the Closing Date SAP Balance Sheet and, except as otherwise set forth in Section 1.3(a) of the Disclosure Schedule, was prepared in accordance with GAAP using the same accounting principles, policies and practices that were used in the preparation of the GAAP Balance Sheet and (ii) a statement (the "Closing Date GAAP Net Book Value Statement") setting forth the Seller's calculation of the GAAP Net Book Value as of the date of the Closing Date GAAP Balance Sheets in reasonable detail (the "Closing Date GAAP Net Book Value"), and computed in accordance with Exhibit B-
                                                                     ----------
4.
-

     (c)  Review of Closing Date Balance Sheets.  Within 45 calendar days (the
          -------------------------------------
"Purchaser Review Period") after the date on which the Purchaser has received the last of the Closing Date SAP Balance Sheet, the Closing Date GAAP Balance Sheet, the Closing Date SAP Net Book

Value Statement and the Closing Date GAAP Net Book Value Statement (collectively, the "Closing Date Balance Sheets and Net Book Value Statements"), the Purchaser shall notify the Seller of its agreement or disagreement with the Closing Date Balance Sheets and Net Book Value Statements. If the Purchaser disagrees with the Closing Date Balance Sheets and Net Book Value Statements, the Purchaser may deliver to the Seller, prior to the expiration of the Purchaser Review Period, a notice (the "Objection Notice") setting forth in reasonable detail (i) the items or amounts with which the Purchaser disagrees and the basis for such disagreement and (ii) the Purchaser's proposed corrections thereto. The Purchaser shall be deemed to have agreed with all items and amounts contained in the Closing Date Balance Sheets and Net Book Value Statements to which no specific objection has been made, except such items and amounts as may reasonably be affected by the items as to which the Purchaser has so disagreed. If the Purchaser does not deliver an Objection Notice prior to the end of the Purchaser Review Period, the Purchaser shall be deemed to agree in all respects with the Closing Date Balance Sheets and Net Book Value Statements , and the Seller's calculation of the Closing Date SAP Net Book Value, the Closing Date GAAP Net Book Value set forth in the Closing Date SAP Net Book Value Statement and the Closing Date GAAP Net Book Value Statement shall be final and binding upon the Purchaser, the Parent and the Seller.

     (d)  Review by Accountants.  If an Objection Notice is properly and timely
          ---------------------
delivered, the Purchaser and the Seller shall negotiate in good faith to resolve all disagreements as promptly as practicable. If the Purchaser and the Seller are unable to resolve all disagreements within 30 days after delivery by the Purchaser of an Objection Notice, the Purchaser and the Seller shall cause Arthur Andersen LLP (or, if they are unable or unwilling to serve, a firm of independent accountants of nationally recognized standing reasonably satisfactory to the Purchaser and the Seller (which shall not have any material relationship with the Purchaser or the Seller or any of their respective Affiliates (as defined in Section 8.3(a)(ii))) (the "Accountants") to promptly review this Agreement and the disputed items or amounts in the Closing Date Balance Sheets and Net Book Value Statements for the purpose of calculating the Closing Date SAP Net Book Value and the Closing Date GAAP Net Book Value. In making such calculation, the Accountants shall consider only those items or amounts in such Balance Sheets and such Net Book Value Statements as to which the Purchaser has, in the Objection Notice, disagreed and such other issues as may reasonably be affected by the items as to which the Purchaser has so disagreed. The Accountants shall deliver to the Purchaser and the Seller, as promptly as reasonably practicable, but no later than 90 calendar days after the Accountants are engaged, a written report setting forth their calculation of the disputed items and the Closing Date SAP Net Book Value and Closing Date GAAP Net Book Value. Upon such delivery, such report and the calculations set forth therein shall be final and binding upon the Purchaser, the Parent and the Seller. The cost of such review and report shall be paid by (i) the Purchaser if such review and report results in a net decrease in Closing Date SAP Net Book Value and Closing Date GAAP Net Book Value of less than 2.5% or a net increase in Closing Date SAP Net Book Value and Closing Date GAAP Net Book Value, (ii) the Seller if such review and report results in a net decrease in Closing Date SAP Net Book Value and Closing Date GAAP Net Book Value of more than 5.0%, and
(iii) 50% by the Seller and 50% by the Purchaser if such review and report results in a net decrease in Closing Date SAP Net Book Value and Closing Date GAAP Net Book Value between 2.5% and 5.0%.

     (e)  Cooperation.  Each of the Purchaser and the Seller shall cooperate and
          -----------
assist each other in the preparation of the Closing Date SAP Balance Sheets, the Closing Date GAAP Balance Sheet, the Closing Date SAP Net Book Value Statement and the Closing Date GAAP Net Book Value Statement and in the conduct of the reviews referred to in this Section 1.4, including without limitation (i) the Purchaser making available to the extent reasonably requested books, records, work papers and personnel of the DMS Companies and the DMS Subsidiaries and (ii) the Seller making available to the extent reasonably requested books and records of the Seller and the work papers and other documents of Seller's Auditor relating to its audit of the Closing Date SAP Balance Sheets and the Closing Date GAAP Balance Sheet.

     (f)  Final SAP Payment.  Within five Business Days after the calculation of
          -----------------
the Closing Date SAP Net Book Value becoming final pursuant to Section 1.4(c) or
Section 1.4(d), as applicable, (i) the Purchaser shall pay to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing at least two Business Days before the date of such payment, an amount equal to the amount, if any, by which the final Closing Date SAP Net Book Value exceeds the estimated SAP Net Book Value, together with interest thereon at the Applicable Rate (as defined in Section 1.4(h)) from and including the Closing Date, if the Closing Date is the last day of a calendar quarter, otherwise from and including the date of the Closing Date SAP Balance Sheets, to, but excluding, the date of such payment, or (ii) the Seller shall pay to the Purchaser, by wire transfer of immediately available funds to an account designated by the Purchaser in writing at least two Business Days before the date of such payment, an amount equal to the amount, if any, by which the estimated SAP Net Book Value exceeds the final Closing Date SAP Net Book Value, together with interest thereon at the Applicable Rate from and including the Closing Date, if the Closing Date is the last day of a calendar quarter, otherwise from and including the date of the Closing Date SAP Balance Sheets, to, but excluding, the date of such payment.

     (g)  Final GAAP Payment.  Within five Business Days after the calculation
          ------------------
of the Closing Date Net GAAP Book Value becoming final pursuant to Section 1.4(c) or Section 1.4(d), as applicable, (i) the Purchaser shall pay to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing at least two Business Days before the date of such payment, an amount equal to the amount, if any, by which the final Closing Date GAAP Net Book Value exceeds the estimated GAAP Net Book Value, together with interest thereon at the Applicable Rate (as defined in Section 1.4(h)) from and including the Closing Date, if the Closing Date is the last day of a calendar quarter, otherwise from and including the date of the Closing Date GAAP Balance Sheets, to, but excluding, the date of such payment, or (ii) the Seller shall pay to the Purchaser, by wire transfer of immediately available funds to an account designated by the Purchaser in writing at least two Business Days before the date of such payment, an amount equal to the amount, if any, by which the estimated GAAP Net Book Value exceeds the final Closing Date GAAP Net Book Value by more than $10,000,000, together with interest thereon at the Applicable Rate from and including the Closing Date, if the Closing Date is the last day of a calendar quarter, otherwise from and including the date of the Closing Date GAAP Balance Sheets, to, but excluding, the date of such payment.

     (h)  Certain Defined Terms.  For purposes of this Agreement, (i) the term
          ---------------------
"Applicable Rate" means a rate per annum equal to the "prime rate" as set forth from time to time in The Wall Street Journal "Money Rates" column, (ii) the term "SAP Balance Sheets" means the balance sheets as of September 30, 2000 of the SAP Companies, prepared in conformity with the statutory accounting practices prescribed or permitted by the insurance regulatory authority of the jurisdiction of domicile of each such company, applied on a consistent basis, except as set forth in Section 2.2(f) of the Disclosure Schedule or in the notes to the year-end SAP Statements, (iii) the term "SAP Net Book Value" means an amount equal to (A) the amount that would be reflected as "admitted assets" on a balance sheet of a SAP Company prepared in conformity with SAP using the same accounting principles, policies and practices that were used in the preparation of the SAP Balance Sheet, except as otherwise set forth in Section 1.3(a) of the Disclosure Schedule, minus (B) the amount that would be reflected as "total liabilities" on a balance sheet of a SAP Company prepared in accordance with SAP using the same accounting principles, policies and practices that were used in the preparation of the SAP Balance Sheet, except as otherwise set forth in Section 1.3(a) of the Disclosure Schedule, and (iv) the term "GAAP Balance Sheet" means the consolidated balance sheet as of September 30, 2000 of the Seller included in the Financial Statements (as defined in Section 2.2(f)), (v) the term "GAAP Net Book Value" means an amount equal to the consolidated GAAP equity of the Seller prepared in accordance with GAAP using the same accounting principles, policies and practices that were used in the preparation of the GAAP Balance Sheet, except as otherwise set forth in Section 1.3(a) of the Disclosure Schedule, less the GAAP equity of the SAP Companies listed on Exhibit B-3, and (vi) the term "Purchase Price" means an amount equal to (A) the Estimated Purchase Price plus or minus
(B) any additional amount payable by or to, respectively, the Purchaser pursuant to Sections 1.4(f) and 1.4(g), other than any portion of any such additional amount that constitutes interest.

     Section 1.5  Closing.  Unless this Agreement shall have been terminated and
                  -------
the transactions contemplated hereby shall have been abandoned pursuant to
Article VI, and subject to the satisfaction or waiver of all of the conditions set forth in Article V, the closing of the purchase and sale of the Shares, the Other Assets and the JCPIIG Assets hereunder (the "Closing") will take place as soon as practicable, but in no event later than 10:00 a.m., Dallas time, on the fifth Business Day following satisfaction or waiver of all of the conditions set forth in Article V, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, at the offices of Jones, Day, Reavis & Pogue, Dallas, Texas, unless another date, time or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date." The Closing will be effective as of 11:59 p.m. on the Closing Date.

     Section 1.6  Deliveries at the Closing.
                  --------------------------

     (a)  Deliveries by the Purchaser. At the Closing, the Purchaser shall
          ---------------------------
deliver to the Parent or the Seller, as the case may be:

          (i) the Estimated Purchase Price, by wire transfer of immediately available funds to an account designated by the Seller in writing no later than two Business Days before the Closing Date;

          (ii) the Marketing Services Agreement, duly executed by the Purchaser;

          (iii) the License Agreement, duly executed by the Purchaser;

          (iv) a certificate of the Purchaser, dated the Closing Date and signed by an authorized officer of the Purchaser, certifying that the conditions set forth in Section 5.2(a) have been satisfied;

          (v) an Assignment and Assumption Agreement, substantially in the form of Exhibit C hereto (the "Assignment Agreement"), duly executed by the
        ---------
Purchaser;

          (vi) an Assignment and Assumption Agreement, substantially in the form of Exhibit D hereto (the "JCPIIG Assignment Agreement"), duly executed by
        ---------
the Purchaser;

          (vii) an opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to the Purchaser, dated the Closing Date, in the form attached as Exhibit E;
                                                                  ---------

          (viii) a Release, substantially in the form of Exhibit F hereto (the
                                                          ---------
"Release"), duly executed by the Purchaser; and

          (ix) such other documents, instruments or certificates as the Parent or the Seller may reasonably request.

     (b)  Deliveries by the Parent and the Seller. At the Closing, the Parent or
          ---------------------------------------
Seller, as the case may be, shall deliver or cause JCPIIG to deliver to the
Purchaser:

          (i) one or more certificates representing the Shares, free and clear of any Lien or Encumbrance (other than any Lien or Encumbrances created by the Purchaser and any restrictions on transferability under applicable securities Laws), duly endorsed in blank by an appropriate person for transfer or accompanied by stock powers duly endorsed in blank;

          (ii) the Marketing Services Agreement, duly executed by the Parent and the Seller;

          (iii)  the License Agreement, duly executed by the Parent;

          (iv) a certificate of the Parent and the Seller, dated the Closing Date and signed by an authorized officer of the Parent and the Seller, respectively, certifying that the conditions set forth in Section 5.3(a) have been satisfied;

          (v)    a Bill of Sale, substantially in the form of Exhibit G hereto
                                                              ---------
(the "Bill of Sale"), duly executed by the Seller;

          (vi)   a Bill of Sale, substantially in the form of Exhibit H hereto
                                                              ---------
(the "JCPIIG Bill of Sale"), duly executed by JCPIIG;

          (vii)  the Assignment Agreement, duly executed by the Seller;

          (viii) the JCPIIG Assignment Agreement, duly executed by JCPIIG;

          (ix)   the Release, duly executed by the Parent and the Seller;

          (x) written resignation, effective as of the Closing, of Robert Romasco from his position as an officer and/or director of the Parent and of the Seller;

          (xi) opinions of counsel to the Parent and the Seller, dated the Closing Date, in the forms attached hereto as Exhibit I-1, I-2 and I-3;
                                              ------------------------

          (xii) written resignations, effective as of the Closing, of the individuals listed in Section 1.6(b) of the Disclosure Schedule from all of their positions as directors and/or officers of the DMS Companies and the DMS Subsidiaries; and

          (xiii) such other documents, instruments or certificates as the Purchaser may reasonably request.

     Section 1.7 Settlement of Intercompany Obligations.
                 --------------------------------------

     (a) All intercompany loans, advances, payables and receivables (including any payable accounts with negative balances) between any DMS Company or DMS Subsidiary, on the one hand, and the Parent, the Seller and their Affiliates (other than the DMS Companies and the DMS Subsidiaries), on the other hand (collectively, the "Intercompany Obligations"), shall be settled in full as of the Closing Date in accordance with past practices and this Section 1.7; provided, however, that any receivables or negative payables relating to any Tax (as defined in Section 2.2(o)) sharing or Tax allocation agreement or arrangement between the Seller or the Parent and any DMS Company or DMS Subsidiary shall be paid in an amount equal to the amount reflected on the balance sheet of the Seller in the respect thereto less $2,000,000 regardless of whether such amounts are currently due and payable under such agreements or arrangements and regardless of past practices. The amount of the Intercompany Obligations shall be determined in accordance with GAAP using the same accounting principles, policies and practices that were used in the preparation of the GAAP Balance Sheet, except as otherwise set forth in Section 1.7 of the Disclosure Schedule. Not later than the fifth Business Day prior to the Closing Date, the Parent shall deliver to the Purchaser a schedule of its estimate of all Intercompany Obligations as of the Closing Date. If the Purchaser disputes any such amounts, the Parent and the Purchaser will negotiate in good faith to resolve such disputes. The Parent shall cause all undisputed Intercompany Obligations to be settled on the Closing Date; provided, however, to the extent that any DMS Company or DMS Subsidiary owes any amount to the Parent pursuant to an undisputed Intercompany Obligation but does not have cash available to pay such amount, the Purchaser shall pay such amount to the Parent at the Closing. (The net payment to the Parent, the Seller and their Affiliates (other than the DMS Companies and the DMS Subsidiaries) upon the settlement of such undisputed Intercompany Obligations is referred to herein as the "Estimated Intercompany Amount"). At the time that the Parent delivers the Closing Date SAP and GAAP Balance Sheets to the Purchaser, the Parent shall also deliver to the Purchaser a schedule of its final determination of all Intercompany Obligations as of the Closing Date. By the end of the Purchaser Review Period and, if the Purchaser delivers an Objection Notice, at the same time it delivers such Objection Notice, the Purchaser shall notify the Parent if its disagrees with such schedule, setting forth in reasonable detail (i) the items or amounts with which the Purchaser disagrees and the basis for such disagreement and (ii) the Purchaser's proposed corrections to such schedule. The Purchaser shall be deemed to have agreed with all items and amounts contained in the Parent's schedule to which no specific objection has been made. If the Purchaser does not timely notify the Parent of any disagreement, the Purchaser shall be deemed to agree in all respects with the schedule delivered by the Parent and such schedule shall be final and binding upon the Purchaser, the Parent and the Seller. If the Purchaser properly and timely notifies the Parent of its disagreement with the Parent's schedule, the Purchaser and the Parent shall negotiate in good faith to resolve all disagreements as promptly as practicable. If the Purchaser and the Parent are unable to resolve all disagreements within 30 days after delivery by the Purchaser of its notice of disagreement, the Purchaser and the Parent shall cause the Accountants to promptly review this Agreement and the disputed items or amounts of Intercompany Obligations. The Accountants shall consider only those items or amounts of Intercompany Obligations to which the Purchaser has, in its notice to the Parent, disagreed. The Accountants shall deliver a written report setting forth their determination at the time they deliver the report referred to in Section 1.4(d). The Accountants' determination shall be final and binding upon the Parent, the Seller and the Purchaser. The cost of such report shall be paid (i) in accordance with Section 1.4(d) if the Purchaser and the Seller have caused the Accountants to undertake the review provided for in
Section 1.4(d) or (ii) 50% by the Seller and 50% by the Purchaser if the Purchaser and the Seller have not caused the Accountants to undertake such review. If the net amount owed by the DMS Companies and the DMS Subsidiaries to the Parent and the Seller and their Affiliates (other than the DMS Companies and the DMS Subsidiaries) upon settlement of the Intercompany Obligations (the "Net Settlement Amount") exceeds the Estimated Intercompany Amount, then the Purchaser shall pay such difference to the Seller at the time of the payment referred to in Section 1.4(g) with interest on such difference calculated in accordance with Section 1.4(g). If the Estimated Intercompany Amount exceeds the Net Settlement Amount, then the Seller shall pay such difference to the Purchaser at the time of the payment referred to in Section 1.4(g) with interest on such difference calculated in accordance with Section 1.4(g).

     (b) Except as otherwise contemplated by this Agreement, the Transition Services Agreement, the License Agreement and the Marketing Services Agreement, the Parent and the Seller shall, and shall cause their Affiliates (other than the DMS Companies and the DMS Subsidiaries) to, cancel any Contracts (as such term is defined in Section 2.2(m)), (whether written or oral) between any of them, on the one hand, and any of the DMS Companies or DMS Subsidiaries, on the other hand, effective as of the Closing Date.

     Section 1.8  Retained Assets.  Notwithstanding anything to the contrary
                  ---------------
contained in this Agreement, (a) it is the intent of the parties hereto that, from and after the Closing, none of the Purchaser, any DMS Company or any DMS Subsidiary shall have any right, title or interest in, to or under any of the rights, properties or assets listed or described in Section 1.8 of the Disclosure Schedule (collectively, the "Retained Assets"), other than such rights as are specifically provided for in the License Agreement and the Marketing Services Agreement, (b) the Seller may cause any DMS Company or any DMS Subsidiary to assign, convey and deliver to the Seller or its designee prior to the Closing any right, title or interest in, to or under the Retained Assets that the applicable DMS Company or DMS Subsidiary may have, other than such rights as are specifically provided for in the License Agreement and the Marketing Services Agreement, (c) the Purchaser shall, upon the Seller's reasonable request and at its expense, cause the DMS Companies and the DMS Subsidiaries to assign, convey and deliver to the Seller or its designee at any time after the Closing any right, title or interest in, to or under the Retained Assets that any DMS Company or any DMS Subsidiary may have, other than such rights as are specifically provided for in the License Agreement and the Marketing Services Agreement, and (d) the Purchaser shall not, and from and after the Closing shall cause the DMS Companies and the DMS Subsidiaries not to, claim, use, exploit or otherwise treat the Retained Assets in any manner that is inconsistent with the intent expressed in this Section 1.8. At the Closing, Seller shall ensure that there shall be no more than $100.00 in each of the bank accounts listed on
Section 1.8 of the Disclosure Schedule.

     Section 1.9  Nonassignable Contracts.
                  -----------------------

     (a)  Nonassignability.  To the extent that any contract, lease, license,
          ----------------
purchase order or other agreement of the Seller or JCPIIG that is an Other Asset or a JCPIIG Asset is not capable of being assigned to the Purchaser without the consent, approval or waiver of a third person or entity, including a Governmental Entity (as defined in Section 2.1(d)), or if such assignment or attempted assignment would constitute a breach thereof or a violation of any Law (each, a "Nonassignable Contract"), nothing in this Agreement shall constitute an assignment or require the assignment thereof prior to the time at which all consents, approvals and waivers necessary for such assignment shall have been obtained.

     (b)  Seller to Use Commercially Reasonable Efforts. Notwithstanding
          ---------------------------------------------
anything to the contrary contained herein, the Seller or JCPIIG, as applicable, shall not be obligated or entitled to assign to the Purchaser any rights or obligations in, to or under any Nonassignable Contract without first having obtained all consents, approvals and waivers necessary for such assignment. The Seller shall use commercially reasonable efforts to obtain all such consents, approvals and waivers prior to the Closing and, if the Closing occurs first, shall use commercially reasonable efforts after the Closing Date to obtain all such consents, approvals and waivers. The Purchaser shall cooperate with the Seller in the Seller's efforts to obtain all required consents, approvals and waivers; provided, however, that neither the Purchaser nor the Seller shall be required to incur any liability or pay any consideration in connection therewith (provided that, with respect to any particular Nonassignable Contract following the Closing, the Seller is providing to the Purchaser the financial and business benefits thereof in accordance with Section 1.9(c)).

     (c)  If Waivers or Consents Cannot Be Obtained. To the extent and for so
          -----------------------------------------
long as all consents, approvals and waivers required for the assignment of any Nonassignable Contract shall not have been obtained by the Seller, JCPIIG or the Parent after the Closing, the Seller shall use commercially reasonable efforts to (i) provide to the Purchaser the financial and business benefits of such Nonassignable Contract; (ii) cooperate in any arrangement, reasonable and lawful as to the Seller, JCPIIG and the Purchaser and each of their respective Affiliates, designed to provide such benefits to the Purchaser; and (iii) enforce, at the request of the Purchaser, for the account of the Purchaser, any rights of the Seller or JCPIIG, as applicable, arising from any such Nonassignable Contract (including the right to elect to terminate in accordance with the terms thereof upon the advice of the Purchaser). The Purchaser shall use commercially reasonable efforts to perform any portion of a Nonassignable Contract to the extent that the Purchaser is receiving the financial and business benefits thereof in accordance with clause (i) of the preceding sentence to the same extent required of the Seller or JCPIIG, as applicable, under the terms of such Nonassignable Contract (i.e., in the same (or as similar as practicable) manner and time, and with the same quality, so required of the Seller or JCPIIG, as applicable). Following the Closing, the Seller shall not and shall not permit JCPIIG to terminate, modify or amend any Nonassignable Contract without the Purchaser's prior written consent.

     (d) The provisions of this Section 1.9 shall not affect any representation or warranty of the Parent or the Seller contained herein or any obligation of the Parent or the Seller with respect to any breach thereof, or any condition to the obligations of the Purchaser to consummate the transactions contemplated hereby to be consummated at the Closing.

     Section 1.10  Assumed Liabilities and JCPIIG Liabilities. At the Closing,
                   ------------------------------------------
the Purchaser shall assume and thereafter pay, perform or otherwise discharge, as and when the same shall become due and payable: (a)(i) all liabilities of the Seller expressly set forth, and in the amount indicated on, the Closing Date GAAP Balance Sheet and the Closing Date SAP Balance Sheet, (ii) all of the liabilities and obligations of the Seller arising out of or incurred in connection with those Other Assets that are listed on Section 8.3(a)(xi) to the Disclosure Schedule, and (iii) all of the liabilities described in Section 1.10 of the Disclosure Schedule, but excluding the Excluded Liabilities (the "Assumed Liabilities") and (b) any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility whether now known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise of JCPIIG (the "JCPIIG Liabilities").

     Section 1.11  Delivery of Other Assets and JCPIIG Assets. Title to the
                   ------------------------------------------
Other Assets and the JCPIIG Assets shall pass to the Purchaser as of the Closing at the place of business of the Seller. Concurrently with the Closing, the Seller shall, and shall cause JCPIIG to, deliver to the Purchaser full possession and control of the Other Assets and the JCPIIG Assets in accordance with Section 1.1.

                                  ARTICLE II

          REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE SELLER

     Each of the Parent and the Seller hereby represents and warrants to the Purchaser as follows:

     Section 2.1  Representations and Warranties Regarding the Parent and the
                  -----------------------------------------------------------
Seller.
------

     (a)  Organization, Standing and Corporate Power.  Each of the Parent and
          ------------------------------------------
the Seller is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Parent and the Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.3(a)(xii)).

     (b)  Authority of Seller; Noncontravention. The Seller has the requisite
          -------------------------------------
corporate power and authority to enter into this Agreement and the Transaction Agreements to which the Seller is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and the Transaction Agreements to which the Seller is a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming that this Agreement constitutes a valid and binding obligation of the Purchaser, constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and to general principles of equity. When the Transaction Agreements to which the Seller is a party are duly executed and delivered by the Seller and, assuming that such Transaction Agreements constitute valid and binding obligations of the Purchaser (if it is a party thereto), such Transaction Agreements will constitute valid and binding obligations of the Seller, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and to general principles of equity. Except as set forth in
Section 2.1(b) of the Disclosure Schedule, the execution and delivery by the Seller of this Agreement and the Transaction Agreements to which the Seller is a party do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, (i) conflict with any of the provisions of the certificate of incorporation or bylaws of the Seller, (ii) violate, conflict with, result in a breach of or default under (with or without notice or lapse of time, or both), result in the termination of, accelerate the performance required, or result in a right of termination or acceleration, loss of any benefit, or the creation of any Lien or Encumbrance upon any of the properties or assets of the Seller under the terms, conditions, or provisions of any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Seller is a party or by which the Seller or any of its assets is bound or subject, or (iii) subject to the governmental approvals, consents, filings and other matters referred to in Section 2.1(d), contravene any federal, state, local or foreign Law or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (c)  Authority of Parent; Noncontravention.  The Parent has the requisite
          -------------------------------------
corporate power and authority to enter into this Agreement and the Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Parent of this Agreement and the Transaction Agreements to which it is a party and the consummation by the Parent of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Parent. This Agreement has been duly executed and delivered by the Parent and, assuming that this Agreement constitutes a valid and binding obligation of the Purchaser, constitutes a valid and binding obligation of the Parent, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and to general principles of equity. When the Transaction Agreements to which the Parent is a party are duly executed and delivered by the Parent and, assuming that such Transaction Agreements constitute valid and binding obligations of the Purchaser (if it is a party thereto), such Transaction Agreements will constitute valid and binding obligations of the Parent, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and to general principles of equity. The execution and delivery by the Parent of this Agreement and the Transaction Agreements to which the Parent is a party do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, (i) conflict with any of the provisions of the certificate of incorporation or bylaws of the Parent, (ii) violate, conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) any indenture, mortgage, deed of trust, license, lease, contract, agreement, or other instrument or obligation to which the Parent is a party or by which the Parent or any of its assets is bound or subject, or (iii) subject to the governmental approvals, consents, filings and other matters referred to in Section 2.1(d), contravene any federal, state, local or foreign Law or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (d)  Consents and Approvals.  Except as set forth in Section 2.1(d) of the
          ----------------------
Disclosure Schedule, no consent, approval or authorization of, or declaration or filing with, or notice to, any federal, state, local or foreign court or governmental or regulatory authority (a "Governmental Entity") which has not been received or made, is required by or with respect to the Seller or the Parent in connection with the execution and delivery of this Agreement or the Transaction Agreements by the Parent or the Seller or the consummation by the Parent and the Seller of the transactions contemplated hereby and thereby, except for (i) the filing of appropriate documents with, and approval of, insurance regulatory authorities, or the expiration of applicable waiting periods, in the jurisdictions set forth in Section 2.1(d) of the Disclosure Schedule, (ii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) any reports required to be filed with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (iv) any other consents, approvals, authorizations, filings or notices which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (e)  Title to Shares; Other Assets and JCPIIG Assets.  The sale and
          -----------------------------------------------
delivery of the Shares as contemplated by this Agreement are not subject to any preemptive right, right of first refusal or other right or restriction (other than restrictions on transferability under applicable securities Laws). Upon the delivery of the Shares as provided in Section 1.6(b)(i), the Purchaser (or its designee contemplated by Section 8.8) will acquire record and beneficial ownership of each of the Shares, free and clear of any Lien or Encumbrance (other than any Liens or Encumbrances created by the Purchaser or such designee and any restrictions on transferability under applicable securities Law), and will be entitled to all the rights of a holder of such Shares. At the Closing, the Purchaser will receive all the Seller's right, title and interest in and to the Other Assets and all of JCPIIG's right, title and interest in and to the JCPIIG Assets.

     (f)  Litigation. There are no lawsuits, claims, actions or administrative
          ----------
or other legal proceedings or investigations before any Governmental Entity ("Legal Proceedings") pending or, to the knowledge of the Seller and the Parent, threatened against the Parent or the Seller, except for Legal Proceedings which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Parent nor the Seller is subject to or bound by any judgment, order, writ, injunction, decree, award or other decision of any Governmental Entity, except for those which would not (i) materially restrict the ability of the Purchaser, through the DMS Companies and the DMS Subsidiaries, to conduct the Business in the ordinary course of business consistent with past practices or (ii) reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 2.2  Representations and Warranties Regarding the DMS Companies and
                  --------------------------------------------------------------
the DMS Subsidiaries.
--------------------

     (a)  Organization, Standing and Corporate Power.
          ------------------------------------------

          (i) Each of the DMS Companies and each of the DMS Subsidiaries is duly organized, validly existing and in good standing as a corporation under the laws of the jurisdiction in which it was incorporated and has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now being conducted. Each of the DMS Companies and each of the DMS Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Seller has made available to the Purchaser complete and correct copies of the certificates of incorporation and bylaws (or other organizational documents) of each of the DMS Companies and each of the DMS Subsidiaries, each as in effect as of the date hereof.

          (ii) The Seller conducts its insurance operations through the Subsidiaries set forth in Section 2.2(a) of the Disclosure Schedule (collectively the "Insurance Subsidiaries"). Section 2.2(a) of the Disclosure Schedule sets forth a list of (i) all jurisdictions in which each Insurance Subsidiary is licensed to transact the business of insurance (ii) the lines of business which each Insurance Subsidiary is authorized to transact in each such jurisdiction, and (iii) the jurisdictions in which the Insurance Subsidiaries are, or are deemed to be, domiciled. Except as set forth in Section 2.2(a) of the Disclosure Schedule (i) to the knowledge of the Seller and the Parent, neither the Seller nor any Insurance Subsidiary has engaged in any activity which would cause revocation or suspension of any license to transact the business of insurance and (ii) no action or proceeding looking to or contemplating the revocation or suspension of any license to transact the business of insurance is pending or, to the knowledge of the Seller and the Parent, threatened. None of the Insurance Subsidiaries is currently the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding.

     (b)  Authority of JCPIIG; Noncontravention.  At the Closing: (i) JCPIIG
          -------------------------------------
will have the requisite corporate power and authority to consummate the transactions contemplated hereby; and (ii) the consummation by JCPIIG of the transactions contemplated hereby will have been authorized by all necessary corporate action on the part of JCPIIG. The execution and delivery of this Agreement and the Transaction Agreements do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof and thereof will not, (i) conflict with any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of any of the DMS Companies or the DMS Subsidiaries, (ii) violate, conflict with, result in a breach of or default under (with or without notice or lapse of time, or both), result in the termination of, accelerate the performance required, or result in a right of termination or acceleration, loss of any benefit, or the creation of any Lien or Encumbrance upon any of the properties or assets of any of the DMS Companies or the DMS Subsidiaries under the terms, conditions or provisions of any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement or other instrument or obligation to which any of the DMS Companies or the DMS Subsidiaries is a party, or by which any of the DMS Companies or the DMS Subsidiaries is a party or by which any of their respective assets is bound, or
(iii) subject to the governmental filings, approvals and consents and other matters referred to in Section 2.2(c), contravene any federal, state, local or foreign Law or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (c)  Consents and Approvals. Except as set forth in Section 2.2(c) of the
          ----------------------
Disclosure Schedule, no consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to the DMS Companies or the DMS Subsidiaries in connection with the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated hereby, except for (i) the filing of appropriate documents with, and approval of, the respective insurance regulatory authorities, or the expiration of applicable waiting periods, in the jurisdictions set forth in Section 2.2(c) of the Disclosure Schedule, (ii) compliance with the HSR Act, and (iii) any other consents, approvals, authorizations, filings or notices which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (d)  Capitalization.  Section 2.2(d) of the Disclosure Schedule sets forth
          --------------
the designations and numbers of authorized, issued and outstanding shares of capital stock of each of the DMS Companies and each of the DMS Subsidiaries, together with the name of the holder of record of such shares. Except for the securities set forth in Section 2.2(d) of the Disclosure Schedule, none of the DMS Companies or DMS Subsidiaries has issued any capital stock or other equity securities. The Seller Shares constitute all of the issued and outstanding capital stock of the DMS Shares Companies. The JCPIIG Sub Shares constitute all of the issued and outstanding capital stock of the JCPIIG Subsidiary Companies. All of the outstanding capital stock of each of the DMS Companies and each of the DMS Subsidiaries was duly authorized and validly issued and is fully paid and nonassessable. There are no subscriptions, options, warrants, preemptive rights or other rights of any kind to purchase or otherwise receive (upon conversion, exchange or otherwise) any capital stock or other equity securities of any of the DMS Companies or the DMS Subsidiaries, and there are no convertible securities or other contracts, commitments, agreements, understandings, arrangements or restrictions by which any DMS Company or DMS Subsidiary is bound to issue any additional shares of its capital stock. There are no (i) voting trusts or other agreements with respect to the voting of capital stock of any DMS Company or DMS Subsidiary or (ii) bonds, debentures, notes or other indebtedness of any DMS Company or DMS Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of such DMS Company or DMS Subsidiary may vote. All of the outstanding capital stock of the DMS Shares Companies is owned beneficially and of record by the Seller, all of the outstanding capital stock of JCPIIG Subsidiary Companies is owned beneficially and of record by the Seller or JCPIIG, as the case may be, and all of the outstanding capital stock of each DMS Subsidiary is owned beneficially and of record by the Seller, one of the DMS Companies or another DMS Subsidiary, in each case free and clear of any Lien or Encumbrance (other than Liens created by the Purchaser and any restrictions on transferability under applicable securities
Laws).

     (e)  Ownership of Other Entities. Except as set forth on Section 2.2(e) of
          ---------------------------
the Disclosure Schedule and except for the DMS Subsidiaries and securities held by the Insurance Subsidiaries in their respective investment portfolios, none of the DMS Companies or the DMS Subsidiaries owns, directly or indirectly, any capital stock or other equity securities of any corporation, partnership, limited liability company or other organized business entity.

     (f)  Financial Statements.
          --------------------

          (i) The Seller has made available to the Purchaser the audited consolidated balance sheets of the Seller as of December 31, 1998 and December 31, 1999 and the related audited consolidated statements of operations and cash flows of the Seller for the periods then ended and the unaudited balance sheet of the Seller as of September 30, 2000 and the related unaudited statements of operations and cash flow of the Seller for the periods then ended and will furnish to the Purchaser, promptly after the same are prepared in the ordinary course of the Seller's business, (A) the audited consolidated balance sheet of the Seller as of December 31, 2000 and the related audited consolidated statements of operations and cash flows of the Seller for the period then ended and (B) the unaudited consolidated balance sheet of the Seller as of the last day of each quarterly period ending after December 31, 2000 but prior to the Closing Date and the related unaudited consolidated statements of operations and cash flows of the Seller for the periods then ended, in each case to the extent the same are prepared by the Seller in the ordinary course of its business prior to the Closing Date (collectively, with the related notes, the "Financial Statements"). The Financial Statements present or will present fairly in all material respects the consolidated financial position of the Seller as of the dates thereof and the consolidated results of operations, changes in stockholders' equity and cash flows of the Seller for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments) in conformity with United States generally accepted accounting principles, consistently applied ("GAAP"), except as set forth in Section 2.2(f) of the Disclosure Schedule or in the notes to the Financial Statements.

          (ii) The Seller has made available to the Purchaser true and complete copies of the annual and quarterly statements of each of the Insurance Subsidiaries as filed with the insurance regulatory authority of the jurisdictions of domicile of such Insurance Subsidiaries for the years ended December 31, 1998 and December 31, 1999 and the quarterly periods ended March 31, 2000, June 30, 2000 and September 30, 2000, and the Seller will promptly furnish to the Purchaser all reports filed with such insurance regulatory authority after the date hereof but prior to the Closing Date (collectively, the "SAP Statements"). The SAP Statements present or will present fairly in all material respects the admitted assets, liabilities and surplus of each Insurance Subsidiary at the end of each of the periods then ended, and the results of operations and changes in its surplus for each period then ended in conformity with the statutory accounting practices prescribed or permitted by the insurance regulatory authority of the jurisdictions of domicile of such Insurance Subsidiaries ("SAP"), applied on a consistent basis, except as set forth in
Section 2.2(f) of the Disclosure Schedule or in the notes to the year-end SAP Statements.

     (g)  Absence of Certain Changes or Events. Except as set forth on Section
          ------------------------------------
2.2(g) to the Disclosure Schedule and for matters arising out of or relating to this Agreement and the transactions contemplated hereby, since December 31, 1999
(i) each of Seller, the DMS Companies and the DMS Subsidiaries has conducted its respective business in the ordinary course consistent with past practice and none of the Seller, DMS Companies or the DMS Subsidiaries has taken any action which would have constituted a violation of Section 4.1, if Section 4.1 had applied, since December 31, 1999, and (iii) there has not been any change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that this representation shall not extend to a termination or threatened termination after the date of this Agreement by a business partner of the Seller of its relationship with the Seller, and for purposes solely of this Section 2.2(g) any such termination or threatened termination shall not constitute a Material Adverse Effect.

     (h)  Compliance with Laws.  Except as set forth on Section 2.2(h) to the
          --------------------
Disclosure Schedule, the business and operations of the Seller and the DMS Companies and the DMS Subsidiaries have been conducted in compliance with all applicable Laws, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Notwithstanding the generality of the foregoing, except as set forth in Section 2.2(h) to the Disclosure Schedule and except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Insurance Subsidiary has marketed, sold and issued insurance products in compliance with all applicable Laws and all applicable orders and directives of insurance regulatory authorities and market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with all applicable requirements relating to (A) the disclosure of the nature of insurance products as policies of insurance, (B) insurance product projections, and (C) the underwriting, marketing, sale and issuance of, or the refusal to sell, any insurance product, including industrial life insurance and other small face amount insurance policies, to insureds or potential insureds of any race, color, creed or national origin. The DMS Companies and the DMS Subsidiaries have filed all reports required to be filed with any Governmental Entity (including self-regulatory organizations) as to which the failure to file such reports would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no material deficiencies have been asserted by, nor have any material comments been received from, nor any material penalties imposed by, any Governmental Entity with respect to such filings. The DMS Companies and the DMS Subsidiaries have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of the DMS Companies and the DMS Subsidiaries, except for permits, certificates, licenses, approvals and other authorizations the failure of which to have would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except for such permits, certificates, licenses, approvals and other authorizations required to be obtained in connection with the consummation of the transactions contemplated hereby.

     (i)  Litigation.  Except as set forth in Section 2.2(i) of the Disclosure
          ----------
Schedule, there are no Legal Proceedings pending or, to the knowledge of the Seller and the Parent, threatened to which any of the DMS Companies or the DMS Subsidiaries is or may be a party, except for Legal Proceedings which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the DMS Companies or the DMS Subsidiaries is subject to or bound by any judgment, order, writ, injunction, decree, award or other decision of any Governmental Entity, except for those which would not (i) materially restrict its ability to conduct its business in the ordinary course of business consistent with past practice or (ii) reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (j)  Tangible Personal Property.
          --------------------------

          (i) Except (A) with respect to the Owned Real Property and the Leased Real Property (which are the subject of Section 2.2(k)) and (B) for assets sold in the ordinary course of business since the most recent consolidated balance sheet of the Seller included in the Financial Statements, the Seller, a DMS Company or a DMS Subsidiary owns all material tangible assets, including without limitation any bonds, stocks, mortgage loans or other investments that are carried on the books and records of the Insurance Subsidiaries (the "Investment Assets"), reflected on the most recent consolidated balance sheet of the Seller included in the Financial Statements as being owned by the Seller or any of its Subsidiaries, and all material tangible assets thereafter purchased or acquired by the Seller, a DMS Company or a DMS Subsidiary, free and clear of any Lien or Encumbrance, except for (v) Liens or Encumbrances that are listed or described in Section 2.2(j) of the Disclosure Schedule, (w) mechanics', carriers', workers', repairmen's liens or other Liens or Encumbrances arising or incurred in the ordinary course of business which do not materially detract from the value of such property or materially impair the use of the property subject thereto as presently used, (x) Liens or Encumbrances for Taxes, assessments and other similar governmental charges which are not due and payable or which may thereafter be paid without penalty, and (y) other Liens or Encumbrances arising as a matter of Law, if any, which do not materially detract from the value of such property and do not materially impair the use of the property subject thereto as presently used. (The items referred to in clauses (v) through (y) of the immediately preceding sentence are referred to as "Permitted Liens.") At the Closing, the Purchaser will acquire title to any tangible assets included in the Other Assets and the JCPIIG Assets, free and clear of any Lien or Encumbrance other than any Lien or Encumbrance created by the Purchaser and Permitted Liens.

          (ii) The annual statements of each Insurance Subsidiary for the years ended December 31, 1999 and 2000 set forth, or will set forth, accurate and complete lists of all Investment Assets owned by such Insurance Subsidiary as of December 31, 1999 and 2000, respectively, together with the cost basis book or amortized value, as the case may be, of such Investment Assets as of December 31, 1999 and 2000, respectively to the extent that such annual statements include such lists of Investment Assets.

     (k)  Real Property. Section 2.2(k) of the Disclosure Schedule lists all
          -------------
real property owned in fee by any DMS Company or any DMS Subsidiary (the "Owned Real Property") or leased by any DMS Company or any DMS Subsidiary as lessee (the "Leased Real Property"). A DMS Company or a DMS Subsidiary owns the Owned Real Property and title to the leasehold interests in the Leased Real Property (subject to the terms of the applicable leases, subleases and related instruments governing its interests therein), free and clear of all Liens or Encumbrances other than (i) Liens or Encumbrances listed or described in Section 2.2(k) of the Disclosure Schedule, (ii) Permitted Liens, (iii) Liens or Encumbrances that arise under zoning, land use and other similar Laws and other imperfections of title or encumbrances, if any, which do not materially detract from the value of such property or materially impair the use of the property subject thereto as presently used, and (iv) easements, covenants, rights-of-way and other encumbrances or restrictions, whether recorded or referred to in an applicable lease or unrecorded, which do not materially detract from the value of such property or materially impair the use of the property subject thereto as currently used. The Seller does not own any Owned Real Property or have title to the leasehold interests in any Leased Real Property.

     (l)  Intellectual Property.
          ---------------------

          (i) Section 2.2(l) of the Disclosure Schedule sets forth a true and complete list of all material trade names, trademarks, service marks, logos, registered copyrights, and patents (including registrations and applications to register or renew the registration of any of the foregoing) and computer software currently used by the Seller, the DMS Companies and the DMS Subsidiaries in connection with the conduct of the Business (excluding computer software that is (A) licensed directly to a DMS Company or a DMS Subsidiary by a Person other than the Parent and (B) commercially available to the general public and readily replaceable) (the "Listed Intellectual Property"). The Seller, a DMS Company or a DMS Subsidiary owns, or has valid rights to use, free and clear of any Lien or Encumbrance (other than Permitted Liens), all Transferred Intellectual Property and Website Materials, except where the failure to own, or have valid rights to use, such Transferred Intellectual Property or Website Materials would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Parent, the Seller, any DMS Company or any DMS Subsidiary has received written notice (other than notices that have been resolved, withdrawn or abandoned) that the Seller, any DMS Company or any DMS Subsidiary is, and, to the knowledge of the Seller and the Parent, none of the Seller, any DMS Company or any DMS Subsidiary is, infringing or otherwise acting in conflict with the rights of any other person in respect of the Transferred Intellectual Property or the Website Materials. Except to the extent specified in Section 2.2(l) of the Disclosure Schedule, upon the Closing the Purchaser will own or have valid rights to use all of the Listed Intellectual Property that is not a Retained Asset and all other Transferred Intellectual Property and the Website Materials free and clear of any Lien or Encumbrance other than any Lien or Encumbrance created by the Purchaser and Permitted Liens.

          (ii)  Section 2.2(l) of the Disclosure Schedule sets forth a list of
(A) all licenses and other agreements to which the Seller, a DMS Company or DMS Subsidiary is a party and pursuant to which the Seller, a DMS Company or a DMS Subsidiary has granted to any other Person the right to use any Transferred Intellectual Property and (B) all licenses and other agreements to which the Seller, a DMS Company or DMS Subsidiary is a party and pursuant to which the Seller or a DMS Company or a DMS Subsidiary is authorized to use any Transferred Intellectual Property. To the knowledge of the Seller and the Parent, there is no unauthorized use, infringement or misappropriation by any third party of any Transferred Intellectual Property. To the knowledge of the Seller and the Parent, all registered trademarks and service marks, registered copyrights, and patents included in the Transferred Intellectual Property and listed in Section 2.2(l) of the Disclosure Schedule are valid and subsisting and, except as set forth in Section 2.2(l) of the Disclosure Schedule, there are no actions that must be taken within 180 days following the Closing that, if not taken, will result in the loss of rights of registration or applications to register any of the Transferred Intellectual Property. Except as set forth in Section 2.2(l) of the Disclosure Schedule, all of the rights and interests possessed by the Seller, the DMS Companies or DMS Subsidiaries in the Transferred Intellectual Property are fully and completely transferable to the Purchaser in connection with the transactions contemplated hereby, without the consent or approval of any third party. The DMS Companies and the DMS Subsidiaries are in compliance with their respective privacy policies. The JC Penney Customer Information (as defined in the License Agreement) used by the DMS Companies and the DMS Subsidiaries in connection with the conduct of the Business was provided to the DMS Companies and the DMS Subsidiaries in compliance with Law. The information the Seller has received under the Program Agreement from Monogram Bank was received in compliance with Law.

     (m)  Contracts. Section 2.2(m) of the Disclosure Schedule lists or
          ---------
describes each legally binding contract, agreement, lease, commitment, arrangement or license (collectively, "Contracts") to which the Seller, a DMS Company or a DMS Subsidiary is a party or by which it is bound as of the date hereof that is of a type described below:

          (i) Any employment, severance or consulting Contract with an employee or former employee that is not terminable at will by the Seller, the DMS Company or the DMS Subsidiary party thereto, and which will require the payment of amounts by the Seller, the DMS Company or the DMS Subsidiary, as applicable, after the date hereof in excess of $250,000 per annum;

          (ii) Any collective bargaining Contract with any labor union (collectively, "Collective Bargaining Agreements");

          (iii) Any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $500,000;

          (iv) Any Contract requiring aggregate future payments or expenditures in excess of $500,000 and relating to cleanup, abatement, remediation or similar actions in connection with environmental liabilities;

          (v) Any license, royalty Contract or other Contract with respect to Intellectual Property which, pursuant to the terms thereof, requires future payments by a DMS Company or a DMS Subsidiary in excess of $500,000 per annum;

          (vi) Any indenture, mortgage, loan or credit Contract under which a DMS Company or a DMS Subsidiary has outstanding indebtedness or any outstanding note, bond, indenture or other evidence of indebtedness for borrowed money, or guaranteed indebtedness for money borrowed by others in an amount greater than $500,000;

          (vii)  Any Contract under which a DMS Company or a DMS Subsidiary is
(A) a lessee of real property, (B) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any other Person, (C) a lessor of real property, or (D) a lessor of any tangible personal property owned by the applicable DMS Company or a DMS Subsidiary, in any case referred to in clauses (B) or (D) only which requires annual payments in excess of $500,000;

          (viii) Any Contracts for the sale of any of its assets or properties or for the grant to any Person of any preferential rights to purchase or use any of its assets or properties in each case involving assets or properties with a book value in excess of $1,000,000 other than Contracts for the sale of Investment Assets in the ordinary course consistent with past practice;

          (ix) Any joint venture, partnership or joint marketing agreements involving the commitment or contribution of funds in an amount in excess of $500,000 per annum;

          (x) Any Contract between any Insurance Subsidiary and any agent or other distributor of Insurance Policies under which the service fees paid by such Insurance Subsidiary during the last twelve months exceeded $500,000;

          (xi) Any Contracts and other agreements containing provisions or covenants (A) limiting the ability of any DMS Company or DMS Subsidiary to (x) sell any products or services, (y) engage in any line of business, or (z) compete with or obtain products or services from any Persons, or (B) limiting the ability of any Person to compete with or provide products or services to any DMS Company or DMS Subsidiary; and

          (xii) Any Contract (other than Contracts of the type described in subclauses (i) through (xi) above) that involves aggregate future payments by or to a DMS Company or a DMS Subsidiary in excess of $500,000 per annum, other than a purchase or sales order or other Contract entered into in the ordinary course of business consistent with past practice.

Except as identified in Section 2.2(m) of the Disclosure Schedule, the Seller has made available to the Purchaser a true and complete copy of each Contract listed in Section 2.2(m) of the Seller Disclosure Schedule. To the knowledge of the Seller and the Parent, each Contract listed in Section 2.2(m) of the Disclosure Schedule is a valid and binding obligation of each other Person that is a party thereto. Assuming each such Contract is a valid and binding obligation of each other Person that is a party thereto, each such Contract is a valid and binding obligation of the Seller or the DMS Company or DMS Subsidiary party thereto and is in full force and effect. The Seller, the DMS Company or the DMS Subsidiary party thereto, has performed in all material respects the obligations required to be performed by it under each of such Contracts and is not (with or without the lapse of time or the giving of notice or both) in breach or default, in any material respect, thereunder. To the knowledge of the Seller and the Parent, no other Person that is a party to such a Contract is in or has been claimed by Seller, Parent, a DMS Company or a DMS Subsidiary to be in breach or default in any material respect thereunder.

     (n)  Benefit Plans.  As used in this Agreement, (i) the term "Benefit Plan"
          -------------
means each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and each other material benefit or compensation plan, program or arrangement, other than any plan, program or arrangement mandated by Law, which is maintained or contributed to by the Parent, the Seller, any DMS Company or any DMS Subsidiary (or to which a DMS Company or a DMS Subsidiary is obligated to contribute) for the benefit of any current or former employee, officer or director of any DMS Company or any DMS Subsidiary. Section 2.2(n) of the Disclosure Schedule lists or describes each material Benefit Plan. The Seller has furnished or made available to the Purchaser an accurate copy of the plan document and summary plan description of each Benefit Plan. With respect to any Benefit Plan that is sponsored solely by the Seller, a DMS Company and/or a DMS Subsidiary (a "Company Plan") and any other Benefit Plan which is a defined benefit plan, the Seller has furnished the Purchaser the most recent annual report, financial statement and actuarial valuation, if any, with respect to such Company Plan. In addition, with respect to any Company Plan, the Seller has furnished to Purchaser the trust agreement, the insurance contract or other funding arrangement or agreement, or material employee communications and, where applicable, the IRS determination letter. Except as specified in Section 2.2(n) of the Disclosure Schedule, or as would not reasonably be expected to have a Material Adverse Effect:

          (i) neither the Parent nor any member of the Parent's "controlled group", within the meaning of Sections 414(b) and (c) of the Code, has incurred any direct or indirect liability under ERISA or the Code in connection with the termination of, withdrawal from or failure to fund any Benefit Plan that could result in liability to a DMS Company or a DMS Subsidiary, and no event has occurred that could reasonably be expected to give rise to such liability;

          (ii) none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement;

          (iii) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Internal Revenue Code of 1986, as amended (the "Code"), will occur in connection with the transactions contemplated by this Agreement;

          (iv) there are no pending, threatened, or to the knowledge of the Seller, anticipated claims relating to any Company Plan, other than routine claims for benefits;

          (v) each of the Company Plans has been operated and maintained in accordance with its terms and with the requirements of applicable Law;

          (vi) none of the Company Plans is a multiemployer plan within the meaning of Section 3(37) of ERISA;

          (vii) each Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and has received a determination letter from the Internal Revenue Service to such effect, and neither the Parent nor the Seller is aware of any circumstances likely to result in the revocation of such determination letter;

          (viii) all contributions required to be made by any DMS Company or DMS Subsidiary to each Benefit Plan have been timely made, and all contributions that have accrued but are not yet due are reflected on the Closing Date Balance Sheet;

          (ix) no Benefit Plan has any "amount of unfunded benefit liability" within the meaning of Section 4001(a)(18) of ERISA;

          (x) neither the Seller nor any DMS Company, DMS Subsidiary, or any Affiliate of the Seller is a party to any agreement or arrangement that would result separately or in the aggregate in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code;

          (xi) none of the DMS Companies nor the DMS Subsidiaries has any obligations for, or any liabilities with respect to, post-employment medical, life, or similar welfare benefits except for benefits required to be provided under Section 4980B of the Code; and

          (xii) no payments or benefits under any Benefit Plan will be subject to the deduction limits of Section 162(m) of the Code.

     (o)  Taxes.  Except as specified in Section 2.2(o) of the Disclosure
          -----
Schedule:

          (i) the Seller, each DMS Tax Company (as defined in Section 4.6(o)(iv)) and each DMS Subsidiary has timely filed (or the Parent has timely filed or caused to be filed on behalf of the Seller, each DMS Tax Company, each DMS Subsidiary or with respect to the JCPIIG Assets or the Other Assets) all material Tax Returns required (taking into account for this purpose any extensions) to be filed by such party or that relate to, include or could affect the JCPIIG Assets or the Other Assets (including the consolidated federal income tax return of the Seller and all state Tax Returns that are filed on a consolidated, combined or unitary basis and that include the Seller, any DMS Tax Company, any DMS Subsidiary or that relate to, include or could affect the JCPIIG Assets or the Other Assets ) all such Tax Returns are correct and complete in all material respects, and a DMS Tax Company or a DMS Subsidiary has timely paid or withheld all material Taxes (including estimated Taxes) shown to be due and payable on such Tax Return or otherwise payable by or on behalf of any DMS Tax Company, any DMS Subsidiary or with respect to the JCPIIG Assets or the Other Assets to the appropriate Taxing Authority;

          (ii) none of the Parent or any Affiliate thereof has received written notice of any threatened Tax audit, examination, refund litigation or adjustment in controversy with respect to the Seller, any DMS Tax Company, any DMS Subsidiary or the JCPIIG Assets or the Other Assets;

          (iii) no adjustment relating to any DMS Tax Company or DMS Subsidiary Tax Return or that relates to, includes or could affect the JCPIIG Assets or the Other Assets has been proposed formally by any Taxing Authority (insofar as either relates to the activities or income of any DMS Tax Company, any DMS Subsidiary, the JCPIIG Assets or the Other Assets or could result in liability of any DMS Tax Company, any DMS Subsidiary or with respect to the JCPIIG Assets or the Other Assets) and, to the knowledge of the Seller and the Parent, no such proposed adjustment relating to any material Tax liability has been otherwise communicated;

          (iv) all material Taxes which the Seller, any DMS Tax Company or any DMS Subsidiary has been required to collect or withhold with respect to the Seller, any DMS Tax Company, any DMS Subsidiary or with respect to the JCPIIG Assets or the Other Assets have been duly collected or withheld and, to the extent required when due, have been or will be duly and timely paid to the proper Taxing Authority;

          (v) the Seller has delivered to the Purchaser a correct and complete copy of any Tax sharing or Tax allocation agreement or arrangement involving any DMS Tax Company or any DMS Subsidiary and a correct and complete description of any such unwritten agreement or arrangement;

          (vi) no consent under Section 341(f) of the Code has been filed with respect to any DMS Tax Company or any DMS Subsidiary;

          (vii) there are no material Tax liens on any assets of any DMS Tax Company, any DMS Subsidiary, the JCPIIG Assets or the Other Assets;

          (viii) each DMS Tax Company and each DMS Subsidiary that is a U.S. corporation for U.S. federal income tax purposes has been and continues to be a member of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) for which the Parent files a consolidated return as the common parent, and has not been includible in any other consolidated return for any Tax period for which the statute of limitations has not expired;

          (ix) no DMS Tax Company nor any DMS Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

          (x) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any material Tax to which any DMS Tax Company, any DMS Subsidiary, the JCPIIG Assets or the Other Assets may be subject;

          (xi) no DMS Tax Company nor any DMS Subsidiary (A) has or is projected to have an amount includible in its income for the most recent Tax year or portion thereof ending on or before the Closing Date under Section 951 of the Code, (B) has been a passive foreign investment company within the meaning of Section 1296 of the Code, (C) has an unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code or (D) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code;

          (xii) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any DMS Tax Company, any DMS Subsidiary, the JCPIIG Assets or the Other Assets;

          (xiii) the Seller will have delivered to the Purchaser (A) correct and complete copies of all material federal, state and foreign income, franchise and similar Tax Returns for the three-year period prior to the Closing Date and
(B) correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by any DMS Tax Company or any DMS Subsidiary (or by the Parent or the Seller with respect to any DMS Tax Company, DMS Subsidiary, the JCPIIG Assets or the Other Assets) for the three-year period prior to the Closing Date;

          (xiv) reserves and allowances (other than those with respect to deferred Taxes) will be provided on the Estimated Balance Sheets and on the Closing Date Balance Sheets, in each case adequate to satisfy all material liabilities for Taxes relating to each DMS Tax Company, each DMS Subsidiary, the JCPIIG Assets and the Other Assets for periods through the Closing Date;

          (xv) no DMS Tax Company nor any DMS Subsidiary has any (A) income reportable for a period ending after the Closing Date but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Closing Date which resulted in a deferred reporting of income from such transaction or from such change in accounting method or (B) gain or loss arising out of any intercompany transaction that has not been taken into account pursuant to Treasury Regulation
Section 1.1502-13;

          (xvi) there are no requests for information currently outstanding that could materially and directly affect the Taxes of any DMS Tax Company, any DMS Subsidiary, the JCPIIG Assets or the Other Assets;

          (xvii) there are no proposed reassessments of any property owned by any DMS Tax Company or any DMS Subsidiary or other proposals that could increase the amount of any material Tax to which any DMS Tax Company, any DMS Subsidiary, the JCPIIG Assets or the Other Assets would be subject;

          (xviii) no DMS Tax Company nor any DMS Subsidiary is obligated under any agreement with respect to industrial development bonds, with respect to which the excludability of interest from gross income of the holder for federal income tax purposes could be adversely affected by the transactions contemplated hereunder.

     As used in the foregoing clauses, (A) "Taxes" shall mean (i) all taxes (including estimated taxes), fees, levies or other assessments, imposed by the United States, or any state, country, local or foreign government or subdivision or agency thereof including, without limitation, income, gross receipts, excise, real and personal property, withholding, premiums, municipal, capital, value-added, goods and services, consumption, sales, transfer, license, payroll and franchise taxes, and such term shall include any interest, penalties or additions to tax attributable to such taxes, fees, levies or other assessments and (ii) any liability of any DMS Tax Company, any DMS Subsidiary (or, in each case, any predecessor or successor in interest thereto by merger or otherwise) or that could affect the JCPIIG Assets or the Other Assets, as the case may be, for the payment of any amounts of the type described in the preceding clause (i) for any tax period resulting from the application of Treasury Regulation Section 1.1502-6 or, in the case of any similar provision applicable under state, local or foreign Law; notwithstanding the foregoing, "Taxes" shall not include (x) guarantee fund or similar assessments or (y) fees or assessments prescribed by any insurance regulatory agency; (B) "Tax Returns" shall mean any report, return or other information required to be supplied to any Taxing Authority in connection with Taxes; and (C) "Taxing Authority" shall mean the Internal Revenue Service and any other domestic or foreign Governmental Entity responsible for the administration of any Tax.

     (p)  Insurance Business.
          ------------------

          (i) Section 2.2(p) of the Disclosure Schedule contains a list of all material Contracts to which any Insurance Subsidiary is a party with respect to reinsurance applicable to insurance in force on the date of this Agreement and all material Contracts under which any Insurance Subsidiary has any obligation to cede insurance. To the knowledge of the Seller and the Parent, each Contract listed in Section 2.2(p) of the Disclosure Schedule is a valid and binding obligation of each other Person that is a party thereto. Assuming all of such Contracts are valid and binding obligations of each other Person that is a party thereto, each such Contract is a valid and binding obligation of the Insurance Subsidiary party thereto and is in full force and effect. Except as disclosed in the SAP Statements, each Insurance Subsidiary is entitled to take full credit on its SAP Statements under applicable Law for all reinsurance ceded pursuant to any such Contract. No Insurance Subsidiary is in material default of any provision thereof and, except as set forth in Section 2.2(p) of the Disclosure Schedule, no such Contract contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated in this Agreement or any other provision which would be altered or otherwise become applicable by reason of such transaction. True and complete copies of each Contract identified in Section 2.2(p) of the Disclosure Schedule have been made available to the Purchaser. To the knowledge of the Seller and the Parent, no other Person that is a party to any such Contract is in or has been claimed by Seller, Parent, a DMS Company or a DMS Subsidiary to be in breach or default of any material respect thereunder.

          (ii) Except as set forth in Section 2.2(p) of the Disclosure Schedule and as would not reasonably be expected to have a Material Adverse Effect, all policies, binders, slips, certificates, contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all supplements, endorsements, riders and ancillary agreements in connection therewith) that have been issued by the Insurance Subsidiaries (the "Insurance Contracts"), are, to the extent required under applicable Law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply with the Insurance Laws applicable thereto. Premium rates established by the Insurance Subsidiaries that are required to be filed with or approved by insurance regulatory authorities have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the Insurance Laws applicable thereto.

          (iii) To the knowledge of the Seller and the Parent, except as set forth in Section 2.2(p) of the Disclosure Schedule, all Insurance Contracts including annuity contracts, life insurance contracts and variable contracts, issued, assumed, modified, exchanged or sold by any DMS Company or DMS Subsidiary comply in all material respects (and have complied in all material respects since the time of issuance, assumption, modification, exchange or sale) with all requirements of the Code, and the rules and regulations thereunder, relating to the qualifications and/or Tax treatment for which the Insurance Products were intended to qualify or for which any of DMS Company or DMS Subsidiary represented any or all of the Insurance Contracts qualified, including Code Sections 72, 79, 101, 104, 105, 106, 125, 130, 264, 401, 402,
403, 412, 415, 419, 419A, 501, 505, 817, 1035, 7702, 7702A, and 7702B. To the
knowledge of the Seller and the Parent, except as specified in Section 2.2(p) of the Disclosure Schedule, no life insurance contract issued, assumed, modified, exchanged or sold by any DMS Company or any DMS

Subsidiary is a "modified endowment contract" within the meaning of Section 7702A of the Code, except for a life insurance contract that was issued and administered as such.

          (iv) Except as set forth in Section 2.2(p) of the Disclosure Schedule and as would not reasonably be expected to have a Material Adverse Effect, in providing record keeping and administrative services with respect to customers' Insurance Contracts, whether individual or group retirement or deferred compensation plans or arrangements, and with respect to any life insurance or annuity contracts issued, assumed, modified, exchanged or sold by any DMS Company or DMS Subsidiary as of the Closing Date, each DMS Company and each DMS Subsidiary is in compliance with the applicable administrative requirements of the Code, including Sections 72, 401(a), 401(k), 403(b), 408(k), 408(p), 457(b),
7702 and 7702A of the Code and the rules and regulations thereunder, and, to the extent applicable, the requirements of Parts 2, 3 and 4 of Title I of ERISA.

     (q)  Threats of Cancellation.  Except as disclosed in Section 2.2(q) of the
          -----------------------
Disclosure Schedule and except for terminations at maturity or in the ordinary course of business, from December 31, 1999 to the date of this Agreement, no individual policyholder (or individual party to a joint agreement), or telemarketing firm, agent or other distributor of the Insurance Contracts, which, in any case, individually or in the aggregate, accounted for $10,000,000 or more of the total revenue of all the Insurance Subsidiaries for the year ended December 31, 1999 has terminated or, to the knowledge of the Seller and the Parent, has given notice of or otherwise threatened termination of, its relationship with the Seller, any DMS Company or any DMS Subsidiary, as applicable.

     (r)  Insurance Liabilities and Reserves.
          ----------------------------------

          (i) The reserves carried on the SAP Statements of each Insurance Subsidiary for future insurance policy benefits, losses, claims, expenses and similar purposes were, as of the date of such SAP Statements, in compliance in all material respects with the requirements for reserves established by the insurance department or insurance regulatory statutes of the jurisdiction of domicile of such Insurance Subsidiary, were determined in all material respects in accordance with statutory accounting principles consistently applied, and were fairly stated in accordance with sound actuarial principles. Such reserves were in the aggregate adequate to cover the total amount of all reasonably anticipated liabilities of each Insurance Subsidiary under all outstanding insurance and reinsurance agreements or contracts as of the respective dates of such SAP Statements. The admitted assets of each Insurance Subsidiary as determined under applicable Laws are in an amount at least equal to the minimum amounts required by applicable Laws. The Seller has delivered to the Purchaser true, correct and complete copies of any actuarial valuation opinions and reports delivered to the insurance department of the domiciliary jurisdiction of each Insurance Subsidiary for the periods covered by the SAP Statements.

          (ii) The Seller has made available to the Purchaser true, complete and correct copies of all analyses, reports and other data prepared or submitted by any Insurance Subsidiary to insurance regulatory authorities relating to risk based capital calculations or IRIS ratios for the years ended December 31, 1999 and 1998.

          (iii) Except for regular periodic assessments in the ordinary course of business or except as set forth in Section 2.2(r) of the Disclosure Schedule, no material claim or assessment is pending or, to the knowledge of the Seller and the Parent, threatened against any Insurance Subsidiary by any state insurance guaranty association in connection with such association's fund relating to insolvent insurers.

          (iv) The Seller has made available to the Purchaser true and complete copies of all reports rendered by any consulting actuary (or any other Person advising the Seller as to the adequacy of the claim reserves) undertaken by the Seller or any of the Insurance Subsidiaries with respect to the insurance business conducted by any of such companies during the past two years for the purpose of evaluating claims reserves. The Insurance Subsidiaries provided to any such consulting actuary materially true and accurate data for use in preparing any such report.

          (v) The reinsurance trust (the "Reinsurance Trust") established pursuant to the reinsurance agreement (the "Conseco Agreement") between J. C. Penney Life Insurance Company (the "Cedent") and Conseco Senior Health Insurance Company (the "Reinsurer") relating to the Cedent's block of long-term care insurance policies is a "secured claim" or a "special deposit claim" under
Section 11-103 of the insurance Laws of the Commonwealth of Pennsylvania for purposes of any insolvency proceedings commenced against the Reinsurer during the period in which amounts may be owed to Cedent under the Conseco Agreement.

     (s)  Insurance.  The insurance maintained by the Parent and the Seller with
          ---------
respect to each of the DMS Companies and the DMS Subsidiaries insures against risks and liabilities to the extent and in the manner reasonably deemed appropriate and sufficient by the Parent. Section 2.2(s) of the Disclosure Schedule sets forth a list of the title insurance policies covering the Owned Real Property assets, including the named insured, date and amount of insurance.

     (t)  Environmental Matters.  Except as would not reasonably be expected to
          ---------------------
have, individually or in the aggregate, a Material Adverse Effect and except as set forth in Section 2.2(t) of the Disclosure Schedule:

          (i) the Seller, each DMS Company, DMS Subsidiary and, as applicable, each of the Owned Real Property assets is in compliance with all applicable Environmental Laws;

          (ii) the properties formerly owned or operated by the Seller, any DMS Company, and any DMS Subsidiary, to the knowledge of the Seller and the Parent, do not contain any Hazardous Materials which would reasonably be expected to require remediation or otherwise give rise to liabilities under any Environmental Law;

          (iii) to the knowledge of the Seller and the Parent, none of the Seller, any DMS Company, any DMS Subsidiary and, as applicable, any of the Owned Real Property assets are subject to liability arising from the release of any Hazardous Materials at any other location;

          (iv) none of the Seller, any DMS Company, DMS Subsidiary and, as applicable, any of the Owned Real Property assets are subject to any existing or pending claims, suits, settlement agreements, consent orders, or notices, from any Governmental Entities, alleging responsibility or liability under any Environmental Law; and

          (v) to the knowledge of the Seller and the Parent, there are no Hazardous Materials present on, under, in or from any of the Owned Real Property assets that would require remediation or otherwise give rise to liabilities under any Environmental Law.

As used in this Section 2.2(t), the term "Environmental Law" means any and all federal, state, local or foreign statutes, laws (including common law), regulations, ordinances, rules, judgments, orders, decrees, codes and any binding administrative or judicial interpretation thereof relating to the protection of the environment (including indoor or outdoor ambient air, surface water, groundwater, drinking water, soils and subsurface strata, biota and natural resources) and health and safety, including without limitation those pertaining to the use, generation, emission, discharge, handling, storage, processing, transportation, treatment or disposal of Hazardous Materials. As used in this Section 2.2(t), the term "Hazardous Materials" means pollutants, contaminants, petroleum or petroleum products, asbestos, polychlorinated biphenyls or flammable, corrosive, radioactive, reactive, hazardous or toxic substances, materials, products, compounds, chemicals or wastes or any other substances, materials or wastes that are defined or characterized under Environmental Law as "hazardous" or "toxic."

     (u)  Collective Bargaining; Labor Disputes; Compliance.  The employees of
          -------------------------------------------------
the DMS Companies and the DMS Subsidiaries are not represented by any unions. Except as set forth in Section 2.2(u) of the Disclosure Schedule, none of the DMS Companies or DMS Subsidiaries is currently, nor has been during the past three years, the subject of any certification or decertification organization drive. None of the DMS Companies or DMS Subsidiaries is currently, nor has been during the past three years, the subject of any strike relating to any of the DMS Companies or DMS Subsidiaries nor, to the knowledge of the Seller and the Parent, is any such activity threatened. Each of the DMS Companies has complied with all Laws relating to the employment and safety labor, including provisions relating to wages, hours, benefits, collective bargaining and all applicable occupational safety and health Laws except, in each case, where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (v)  Ratings.  To the knowledge of the Seller and the Parent, no rating
          -------
agency has imposed any conditions on retaining any rating assigned to the Seller or any Insurance Subsidiary or as of the date hereof is reviewing any such rating for a potential downgrade.

     (w)  No Undisclosed Liabilities.  Except for (i) liabilities set forth in
          --------------------------
Section 2.2(w) of the Disclosure Schedule, (ii) liabilities that are reflected, or for which reserves were established, on the consolidated balance sheet of the Seller as of December 31, 1999 included in the Financial Statements, (iii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1999 and (iv) liabilities arising under this Agreement, neither the Seller nor any DMS Company nor any DMS Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities or obligations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (x)  Investment Company.  Except as specified in Section 2.2(x) of the
          ------------------
Disclosure Schedule, no DMS Company nor any DMS Subsidiary has issued any annuity contract or life insurance policy that is intended to qualify as a "variable contract" within the meaning of Code

Section 817 or as a "modified guaranteed contract" within the meaning of Code
Section 817A. None of the Insurance Subsidiaries maintains any separate accounts. None of the DMS Companies or the DMS Subsidiaries conducts activities of or is otherwise deemed under applicable Law to control an "investment company" as such term is defined in Section 2(a)(20) of the Investment Company Act of 1940 (the "1940 Act"). None of the DMS Companies or the DMS Subsidiaries is an "investment company" as defined under the 1940 Act.

     (y)  Nonassignable Contracts.  All Nonassignable Contracts referred to in
          -----------------------
Section 1.9(a) of this Agreement and that constitute Other Assets are listed or described in Section 2.2(y) of the Disclosure Schedule.

     (z)  Brokers.  No broker, finder or investment banker is entitled to any
          -------
brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any of the Transaction Agreements based upon arrangements made by or on behalf of the Parent, or its Affiliates, other than Credit Suisse First Boston Corporation, all the fees and expenses of which will be paid by the Seller (and will constitute an Excluded Liability).

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser hereby represents and warrants to the Parent and the Seller as follows:

Section 3.1  Organization, Standing and Corporate Power.  The Purchaser is duly
             ------------------------------------------
organized, validly existing and in good standing as a corporation under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser's ability to timely perform its obligations under this Agreement or any Transaction Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby (a "Purchaser Effect").

Section 3.2  Authority; Noncontravention.  The Purchaser has the requisite
             ---------------------------
corporate power and authority to enter into this Agreement and the Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the Transaction Agreements to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, assuming that this Agreement constitutes a valid and binding obligation of the Parent and the Seller, constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and to general principles of equity. When the Transaction Agreements to which it is a party are duly executed and delivered by the Purchaser and, assuming that such Transaction Agreements constitute valid and binding obligations of the Parent and/or the Seller, as the case may be, such Transaction Agreements will constitute valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and to general principles of equity. The execution and delivery by the Purchaser of this Agreement and the Transaction Agreements to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, (a) conflict with any of the provisions of the certificate or articles of incorporation or bylaws of the Purchaser, (b) violate, conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) any contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which the Purchaser is a party or by which the Purchaser or any of its assets is bound or subject, or (c) subject to the governmental approvals, consents, filings and other matters referred to in
Section 3.3, contravene any federal, state, local or foreign Law or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (b) and (c) above would reasonably be expected to have, individually or in the aggregate, a Purchaser Effect.

     Section 3.3  Consents and Approvals. No consent, approval or authorization
                  ----------------------
of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made, is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or the Transaction Agreements by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby and thereby, except for (a) the filing of appropriate documents with, and approval of, insurance regulatory authorities, or the expiration of applicable waiting periods, in the jurisdictions set forth in Section 3.3 of the Purchaser Disclosure Schedule, (b) compliance with the HSR Act, and (c) any other consents, approvals, authorizations, filings or notices which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Effect.

     Section 3.4  Investment Intent.  The Shares will be acquired by the
                  -----------------
Purchaser for its own account without a view to a distribution or resale thereof. The Shares will only be sold or otherwise disposed of by the Purchaser pursuant to a registration or an exemption therefrom under the Securities Act of 1933 and any other applicable securities Laws.

     Section 3.5  Sophistication of the Purchaser.  The Purchaser is an
                  -------------------------------
"accredited investor" within the meaning of Rule 501 under the Securities Act, has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the purchase of the Shares. The Seller has provided to the Purchaser the opportunity to ask questions of the officers and management of the Parent, the Seller and the DMS Companies with respect to the business conducted by the DMS Companies and the DMS Subsidiaries and the Financial Statements and the Purchaser has received all information with respect to such matters it has requested.

     Section 3.6  Brokers.  No broker, finder or investment banker is entitled
                  -------
to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any of the Transaction Agreements based upon arrangements made by or on behalf of the Purchaser.

                                  ARTICLE IV

                                   COVENANTS

     Section 4.1  Conduct of Business.  Except as expressly provided for herein,
                  -------------------
during the period from the date of this Agreement to the Closing, the Seller shall, and the Parent and the Seller shall cause the DMS Companies and the DMS Subsidiaries to, conduct the Business only in the ordinary course consistent with past practice and, to the extent consistent therewith, to use commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current key officers and employees and preserve the goodwill of their agents, third party administrators, borrowers, business partners, customer base, policyholder base and Persons with whom the Seller, a DMS Company or a DMS Subsidiary has a material business relationship. The Purchaser acknowledges that officers and employees of the DMS Companies and DMS Subsidiaries may voluntarily terminate employment with such entities and the DMS Companies and the DMS Subsidiaries have no control over such voluntary terminations. The Seller will notify the Purchaser of any employment by any of the DMS Companies or DMS Subsidiaries of any new senior sales executives or executive officers prior to such employment. Without limiting the generality of the foregoing, except as expressly provided for in this Agreement or as set forth in Section 4.1 of the Disclosure Schedule, the Seller shall not, and the Parent and the Seller shall not permit any of the DMS Companies or the DMS Subsidiaries, without the prior consent of the Purchaser, to:

          (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, in the case of a Subsidiary of a DMS Company, to its corporate parent, (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (iii) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares;

          (b) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;

          (c) amend its certificate of incorporation or bylaws (or comparable governing documents);

          (d) acquire or make any investment in any Person in an amount in excess of $500,000 other than in the ordinary course of business consistent with past practice or as may be required by applicable Law;

          (e) sell, lease or otherwise dispose of any of its properties or assets having a fair market value in excess of $100,000, except Investment Assets in the ordinary course of business consistent with past practice;

          (f) (i) incur any indebtedness for borrowed money, other than borrowings under existing credit facilities described in the Disclosure Schedule and the incurrence of indebtedness owing to the Seller, another DMS Company or a DMS Subsidiary in the ordinary course of business consistent with past practice,
(ii) assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation (except for a guarantee of the obligation of a DMS Company or a DMS Subsidiary), or (iii) make any loans or advances to any other Person other than a DMS Company or a DMS Subsidiary in the ordinary course of business consistent with past practice;

          (g) enter into any compromise or settlement of, or take any other material action with respect to, any litigation, action, suit, claim, proceeding or investigation other than (i) the prosecution, defense and settlement of litigation, actions, suits, claims, proceedings or investigations in the ordinary course of business consistent with past practice, (ii) the settlement of reinsurance Contracts or policy claims in the ordinary course of business consistent with past practice and (iii) any payment for Taxes (which payments are subject to Section 4.6);

          (h) grant or agree to grant to any officer or employee of a DMS Company or a DMS Subsidiary any increase in salary or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Company Plans, except (i) as may be required under existing agreements or by Law or pursuant to the normal severance policies or practices of the applicable DMS Company or DMS Subsidiary as in effect on the date of this Agreement, or (ii) increases in salary in the ordinary course of business consistent with past practice not in excess of 25% of such officer's or employee's base salary for the prior year;

          (i) enter into or amend any employment, consulting, severance or similar agreement with any individual except in the ordinary course of business consistent with past practice;

          (j)  alter or amend its existing investment guidelines or policies;

          (k) make any change in any Tax or accounting policy or any material change in any Tax or accounting practice, except as required by any changes in SAP or GAAP or applicable Law;

          (l) enter into any agreement that restrains, limits or impedes any DMS Company's or DMS Subsidiary's ability to compete with or conduct any business or line of business;

          (m) materially amend or cancel or agree to the material amendment or cancellation of any Contract listed on Section 2.2(m) of the Disclosure Schedule, or enter into any new Contract which would be required to be listed on
Section 2.2(m) of the Disclosure Schedule (other than the renewal of any existing Contract);

          (n) make any change in its underwriting, pricing or actuarial policies or any material change in its underwriting, pricing or actuarial practices, except as required by any changes in SAP or GAAP or applicable Law;

          (o) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $500,000, other than the payment, discharge or satisfaction of (i) liabilities reflected or reserved against in, or contemplated by, the Financial Statements (or the notes thereto), (ii) liabilities incurred since December 31, 1999 in the ordinary course of business consistent with past practice or (iii) Intercompany Obligations in accordance with Section 1.7;

          (p)  merge or consolidate with any other Person;

          (q) mortgage, pledge or subject to any lien any of its properties or assets except in the ordinary course of business consistent with past practice;

          (r) take any action or omit to take any action with the intention of causing any of the representations or warranties contained in Article II to become untrue; or

          (s) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this
Section 4.1.

     Section 4.2   Acquisition Proposals; Inconsistent Activities.
                   -----------------------------------------------

     (a)   Acquisition Proposals. During the period from the date of this
           ---------------------
Agreement to the Closing, the Parent and the Seller shall not, and shall not authorize or permit any of their respective Subsidiaries, or any of its or their respective officers, directors, employees, agents or representatives (including any investment banker, financial advisor, attorney or accountant retained by any of them), to, directly or indirectly, (i) initiate or solicit any Acquisition Proposal (as defined in Section 4.2(b)), (ii) provide any non-public information regarding the Seller, the DMS Companies or the DMS Subsidiaries to, or enter into or maintain or continue discussions or negotiations with, any Person that has made an Acquisition Proposal, or (iii) enter into any agreement providing for any Acquisition Proposal. The Seller shall immediately terminate, and shall cause its Subsidiaries and its or their respective officers, directors, employees, agents and representatives to terminate, all existing discussions or negotiations, if any, with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to an Acquisition Proposal.

     (b)  Definition of Acquisition Proposal. For purposes of this Agreement,
          ----------------------------------
the term "Acquisition Proposal" means any inquiry, proposal or offer from any Person (other than the Purchaser or any of its Affiliates) relating to (i) any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination involving the Seller or any DMS Company or DMS Subsidiary,
(ii) any acquisition of shares of capital stock or other equity securities of the Seller or any DMS Company or DMS Subsidiary (other than such acquisitions by the Seller, any DMS Company or any DMS Subsidiary), or (iii) any acquisition, license, purchase or other disposition of a substantial portion of the business or assets of the Seller or any DMS Company or DMS Subsidiary.

     (c)  Inconsistent Activities. During the period from the date of this
          -----------------------
Agreement to the Closing, the Purchaser and its corporate parents shall not, and shall not authorize or permit any of its Subsidiaries, or any of its or their respective officers, directors, employees, agents or representatives, to, propose, announce or enter into any transaction that could reasonably be expected to have a Purchaser Effect or to materially adversely affect the Purchaser's ability to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions thereto.

     Section 4.3  Access to Information; Confidentiality.  The Seller shall, and
                  --------------------------------------
shall cause the DMS Companies and the DMS Subsidiaries to, afford to the Purchaser and its officers, employees, accountants, counsel, financial advisors and other representatives reasonable access (subject, however, to existing confidentiality and similar non-disclosure obligations) during normal business hours and upon reasonable notice during the period prior to the Closing to all of the Seller's, the DMS Companies' and the DMS Subsidiaries' properties, books, contracts, commitments, Tax Returns and records (but not its customer database) and shall permit them to consult with the respective officers, employees, auditors, actuaries and attorneys of the Seller, the DMS Companies and the DMS Subsidiaries. During such period, the Seller shall, and shall cause the DMS Companies and the DMS Subsidiaries to, furnish as promptly as practicable to the Purchaser (a) the actuarial valuation opinions and reports referred to in
Section 2.2(r)(i) and the analyses, reports and data referred to in Section 2.2(r)(ii) for the year ended December 31, 2000; and (b) such other information (subject, however, to existing confidentiality and similar non-disclosure obligations) concerning the Business and the DMS Companies' and the DMS Subsidiaries' properties, operations and personnel as the Purchaser may from time to time reasonably request. Except as required by Law, the Purchaser will hold, and will cause its directors, officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any non-public information obtained from the Parent, the Seller, any DMS Company or any DMS Subsidiary in confidence to the extent required by, and in accordance with the provisions of, the agreement, dated June 19, 2000, between First AUSA Life Company and the Parent (the "Confidentiality Agreement") with respect to confidentiality and other matters.

     Section 4.4  Commercially Reasonable Efforts; Regulatory Matters.  On the
                  ---------------------------------------------------
terms and subject to the conditions set forth in this Agreement, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article V. Without limiting the generality or effect of the foregoing, each of the parties hereto shall (a) make promptly its respective filings, and thereafter make any other required submissions, with respect to the transactions contemplated hereby
(i) under the HSR Act and (ii) with the insurance regulatory authorities in the jurisdictions in which the Insurance Subsidiaries are, or are deemed to be, domiciled or where the transactions contemplated by this Agreement are otherwise subject to approval or notification, and (b) use commercially reasonable efforts to take, or cause to be taken, all other appropriate actions, and to do, or cause to be done, all other things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions thereto.

     Section 4.5  Public Announcements; Communications with Business Partners.
                  -----------------------------------------------------------

     (a) The Purchaser, the Parent and the Seller shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, filing with the SEC or other public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and the receipt of the approval of the other party, except as may be required by applicable Law, by court process or by obligations pursuant to any listing agreement with any national securities exchange. The Purchaser, the Parent and the Seller shall consult with each other with respect to communications with the investment community, including conferences with, and response to inquiries from, analysts regarding the transactions contemplated by this Agreement.

     (b) From the date hereof until the Closing, the Parent and the Seller shall, and shall cause the DMS Companies and DMS Subsidiaries to, consult with and provide the Purchaser with a reasonable opportunity to review, comment on and approve any material communication with the business partners of the DMS Companies and DMS Subsidiaries that relates to the transactions contemplated by this Agreement.

     (c) From the date hereof until the Closing, the Purchaser shall, and shall cause its Affiliates to, consult with and provide the Seller and the Parent with a reasonable opportunity to review, comment on and approve any material communication with the business partners of the DMS Companies and the DMS Subsidiaries that relates to the transactions contemplated by this Agreement.

     Section 4.6  Tax Matters.
                  -----------

     (a)  Tax Sharing Agreements.  Any Tax sharing or Tax allocation agreement
          ----------------------
or arrangement between the Seller or the Parent and any DMS Tax Company or DMS Subsidiary is terminated as of the Closing Date and shall have no further effect for any Tax year. All obligations under all such agreements or arrangements shall be settled pursuant to Section 1.7 for the settlement of Intercompany Obligations.

     (b)  The Seller's Return Obligations.
          -------------------------------

          (i) The Seller shall prepare and timely file (including extensions) in proper form with the appropriate Taxing Authority or shall cause to be prepared and timely filed (including extensions) in proper form with the appropriate Taxing Authority all necessary foreign, U.S. federal, state and local Tax Returns of or which include or relate to the JCPIIG Assets or the Other Assets, the DMS Tax Companies or the DMS Subsidiaries for Pre-Closing Tax Periods that are required to be filed (including extensions) on or prior to the Closing Date.

          (ii) The Seller shall prepare and timely file (including extensions) in proper form with the appropriate Taxing Authority or shall cause to be prepared and timely filed (including extensions) in proper form with the appropriate Taxing Authority all consolidated, combined or unitary Tax Returns of the Parent or the Seller which include or relate to the JCPIIG Assets or the Other Assets, the DMS Tax Companies or DMS Subsidiaries with respect to any Pre-Closing Tax Period (including any short period) that are not required to be filed on or prior to the Closing Date.

          (iii) The Seller shall prepare and timely furnish (including extensions) in proper form to the Purchaser or shall cause to be prepared and timely furnished (including extensions) in proper form to the Purchaser any Tax Return not described in Section 4.6(b)(i) or 4.6(b)(ii) of a DMS Shares Company, DMS Subsidiary or relating to the JCPIIG Assets or the Other Assets that must be filed within 60 days after the Closing Date (including extensions) if such Tax Return was prepared by the Parent or an Affiliate of the Parent (other than any DMS Shares Company or DMS Subsidiary) for the immediately preceding Tax period; provided, however, that the foregoing shall not include Tax Returns that must be filed by JCPIIG or a DMS Shares Company or DMS Subsidiary (A) with any Taxing Authority of any foreign jurisdiction or (B) for Taxes imposed on premiums. The Purchaser shall provide or cause to be provided to the Seller in a timely manner all necessary data and other information to prepare all Tax Returns described in this Section 4.6(b)(iii). The Purchaser shall be responsible for the accuracy, execution and timely filing of all Tax Returns described in this Section 4.6(b)(iii); provided, however, that the immediately preceding clause shall not relieve the Seller and/or the Parent of any obligation pursuant to Sections 4.6(d) and 4.6(g).

          (iv) The Purchaser shall prepare and deliver, or shall cause to be prepared and delivered to the Seller (at no cost to the Seller), within 60 days of receipt of the Seller's request therefor, the Seller's standard foreign, U.S. federal, state and local Tax Return data gathering packages (and/or information requested therein) relating to the DMS Shares Companies, the DMS Subsidiaries, the JCPIIG Assets, and the Other Assets with respect to Tax Returns and schedules for which the Seller is responsible pursuant to Section 4.6. Such information shall be prepared on a basis consistent with the prior Tax year's data gathering requests. In addition to providing such information to the Seller, the Purchaser shall promptly provide or cause to be provided to the Seller such other information as the Seller may reasonably request in order for the operations of the DMS Shares Companies and the DMS Subsidiaries to be properly reported in such Tax Returns and schedules for which the Seller is responsible pursuant to Section 4.6.

          (v) The Seller shall prepare, or shall cause to be prepared all Tax Returns of or which include the DMS Tax Companies, the DMS Subsidiaries or which relate to the JCPIIG Assets or the Other Assets, pursuant to Sections 4.6(b)(i), 4.6(b)(ii) and 4.6(b)(iii), in a manner consistent with past practice, unless otherwise required by Law.

          (vi) With respect to any Tax period that would otherwise include but not end on the Closing Date, to the extent permissible, but not required pursuant to applicable Tax Law, the Purchaser or its Affiliates shall cause any DMS Shares Company or DMS Subsidiary (other than a foreign DMS Tax Company or a foreign DMS Subsidiary) to (A) take all steps as are or may be reasonably necessary, including without limitation the filing of elections or returns with applicable Taxing authorities, to cause such period to end on the Closing Date or (B) if clause (A) is inapplicable, report the operations of the DMS Shares Company or DMS Subsidiary only for that portion of such period ending on the Closing Date in a consolidated, combined or unitary

Tax Return filed by the Seller or a Seller Affiliate (other than a DMS Shares Company or a DMS Subsidiary), notwithstanding that such Tax period does not end on the Closing Date.

          (vii) For purposes of this Agreement, (A) the term "Pre-Closing Tax Period" means a Tax period or portion thereof that ends on or prior to the Closing Date; if a Tax period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the Tax period that ends on and includes the Closing Date shall constitute a Pre-Closing Tax Period; (B) the term "Post-Closing Tax Period" means any Tax period that begins after the Closing Date; if a Tax period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the Tax period that begins immediately after the Closing Date shall constitute a Post-Closing Tax Period; and (C) the term "Straddle Tax Period" means any Tax period that begins before the Closing Date and ends after the Closing Date.

          (c)    The Purchaser's Return Obligations.
                 ----------------------------------

                 (i) Subject to Section 4.6(b)(iii), the Purchaser shall prepare and file in proper form with the appropriate Taxing Authority or shall cause one or more DMS Shares Companies to prepare and file in proper form with the appropriate Taxing Authority all Tax Returns of or which include the JCPIIG Assets, the Other Assets, the DMS Shares Companies or the DMS Subsidiaries for Tax Periods for which the Seller is not responsible pursuant to Section 4.6(b)(i) and 4.6(b)(ii).

                 (ii) With respect to any Tax Return required to be filed by the Purchaser with respect to the DMS Shares Companies and the DMS Subsidiaries or with respect to the JCPIIG Assets, the Other Assets and as to which an amount of Tax is allocable to the Seller under Section 4.6(d) or 4.6(g), the Purchaser shall provide the Seller and its authorized representatives with a copy of such completed Tax Return and a statement certifying the amount of Tax shown on such Tax Return that is allocable to the Seller pursuant to Section 4.6(d) or 4.6(g), together with appropriate supporting information and schedules at least 30 Business Days prior to the due date (including any extensions thereof) for the filing of such Tax Return, and the Seller and its authorized representatives shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return. The Seller shall notify the Purchaser of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) the Seller may have to any items set forth on such draft Tax Returns (a "Dispute Notice") no later than 15 Business Days after receipt of the draft Tax Returns. The Purchaser and the Seller agree to consult and resolve in good faith any such objection. However, if the Purchaser and the Seller cannot resolve any such objection, the objection shall be referred to the Accountants for prompt resolution. The Purchaser and the Seller shall share equally all costs of hiring the Accountants. The Purchaser shall not file any Tax Return as to which an amount of Tax is allocable to the Seller under Section 4.6(d) or 4.6(g) without the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required if the Seller shall not have timely delivered a Dispute Notice or the objections contained in such Dispute Notice shall have been finally resolved.

          (d)  Apportionment, Allocation and Payment of Taxes.
               ----------------------------------------------

               (i) All Taxes and Tax liabilities with respect to the DMS Shares Companies , the DMS Subsidiaries, the JCPIIG Assets and the Other Assets that relate to a Straddle Tax Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (A) in the case of Taxes that are either (1) based upon or related to income or receipts, or (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 4.6(h)), such Taxes shall be deemed equal to the amount which would be payable if the Tax year ended with the Closing Date; and (B) in the case of Taxes imposed on a periodic basis with respect to the JCPIIG Assets, the Other Assets or assets of any DMS Shares Company or DMS Subsidiary, or otherwise measured by the level of any item, such Taxes shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. Any deferred items taken into income pursuant to Treasury Regulation Sections 1.1502-13 and 1.1502-14 and any excess loss accounts taken into income pursuant to Treasury Regulation Section 1.1502-19 as a result of this transaction shall for these purposes be apportioned to a Pre-Closing Tax Period. Section 4.6(h) shall control the allocation of Taxes thereunder.

          (ii) Except to the extent accrued for as Taxes payable (other than as deferred Taxes) on the Closing Date Balance Sheets, Taxes of the DMS Tax Companies, the DMS Subsidiaries, the JCPIIG Assets and the Other Assets that are attributable to any Pre-Closing Tax Period (including, in the case of any Straddle Tax Period, Taxes as apportioned pursuant to Section 4.6(d)(i)), whether shown on any original Tax Return or amended Tax Return for the period referred to therein shall be allocated to the Seller.

          (iii) All Taxes of the DMS Shares Companies, the DMS Subsidiaries, the JCPIIG Assets and the Other Assets that are attributable to any Post-Closing Tax Period (including, in the case of any Straddle Tax Period, Taxes as apportioned pursuant to Section 4.6(d)(i)) shall be allocated to the Purchaser. All Taxes that relate to the DMS Shares Companies, the DMS Subsidiaries, the JCPIIG Assets and the Other Assets attributable to transactions not in the ordinary course of business occurring on the Closing Date after the Purchaser's (or its designee's) purchase of the JCPIIG Assets, the Other Assets and the Shares shall be allocated to the Purchaser to the extent permitted by Treasury Regulation
Section 1.1502-76(b)(1)(ii)(B) or as required by Treasury Regulation Section 1.338-1(d).

          (iv) The Seller shall pay or shall cause to be paid any and all Taxes due with respect to Tax Returns filed by the Seller or the Purchaser pursuant to Sections 4.6(b) and 4.6(c) to the extent that such Taxes are allocable to the Seller pursuant to Sections 4.6(d)(ii) and 4.6(g)(i), and the Purchaser shall pay or cause to be paid any and all Taxes due with respect to Tax Returns filed by the Seller or the Purchaser pursuant to Sections 4.6(b) and 4.6(c) that are allocable to the Purchaser pursuant to Sections 4.6(d)(iii) and 4.6(g)(ii).

          (v) If the amounts set forth on the Closing Date Balance Sheets for current Taxes payable exceeds the sum of the portion of all Taxes actually paid in connection with the Straddle Tax Period Tax Returns that are allocable to Pre-Closing Tax Periods pursuant to Section 4.6(d) without taking into account any exception or reduction for such current Taxes payable, then the Purchaser shall pay an amount equal to such excess to the Seller within 60 days after the date on which the last such Straddle Tax Period Tax Return is filed.

     (e)  Cooperation; Audits.  In connection with the preparation of Tax
          -------------------
Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on or relating to the Seller, the DMS Tax Companies or the DMS Subsidiaries or with respect to the JCPIIG Assets or the Other Assets for all Pre-Closing Tax Periods, the Purchaser, the DMS Shares Companies and the DMS Subsidiaries on the one hand, and the Parent and the Seller on the other hand, shall cooperate fully with each other, including, but not limited to, the furnishing or making available during normal business hours of records, personnel (as reasonably required and at no cost to the other party), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Tax authorities as to the imposition of Taxes. The Parent, the Seller, the Purchaser, the DMS Tax Companies and the DMS Subsidiaries shall retain all Tax Returns, schedules and work papers and all material records or other documents relating to all Taxes of the Seller, the DMS Tax Companies and the DMS Subsidiaries for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of (i) the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate, without regard to extension, except to the extent notified by another party in writing of such extensions for the respective Tax periods, or (ii) seven years following the due date (without extension) for such Tax Returns, and each of the Seller and the Purchaser shall maintain such Tax Returns, schedules, work papers, records and documents in the same manner and with the same care it uses in maintaining its Tax Returns, schedules, work papers, records and documents. The Seller, the Parent and JCPIIG, on the one hand, and each of the Purchaser, the DMS Shares Companies and the DMS Subsidiaries, on the other hand, shall give the other party reasonable written notice prior to destroying or discarding any such books or records and, if the other party so requests, the other party shall take possession of such books and records prior to the destruction thereof. Any information obtained under this
Section 4.6(e) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

     (f)  Controversies.
          -------------

          (i) After the Closing Date, the Purchaser shall make a good faith effort to notify the Seller in writing within ten Business Days of the receipt by the Purchaser or any Affiliate of the Purchaser (including a DMS Shares Company or a DMS Subsidiary after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to the Purchaser, the DMS Shares Companies, the DMS Subsidiaries, the JCPIIG Assets or the Other Assets for a Pre-Closing Tax Period for which, if determined adversely to the taxpayer, the Seller or the Parent may be liable under Section 4.6(g)(i); provided, however, that the Purchaser's failure to notify the Seller shall not affect the Purchaser's right to indemnification hereunder unless and to the extent that the Seller and/or the Parent is materially adversely affected thereby.

          (ii) In the case of an audit, administrative or judicial proceeding or other action (each a "Tax Proceeding") that relates to Pre-Closing Tax Periods, the Seller shall have the right, at its expense, to participate in and control the conduct of such Tax Proceeding but only to the extent that such Tax Proceeding relates solely to a potential adjustment for which the Seller and/or the Parent has in writing acknowledged that it will indemnify Purchaser for the amount of such potential adjustment as determined pursuant to such Tax Proceeding that is allocable to the Seller and/or the Parent under Sections 4.6(d) and 4.6(g) (the "Seller/Parent Potential Liability"); provided, however, that the Purchaser also may participate, at its expense, in any such Tax Proceeding. If the Seller and/or the Parent does not assume the defense of any such Tax Proceeding, the Purchaser may defend the same in such manner as it may deem appropriate, including, but not limited to, the settling of such Tax Proceeding, after giving five-days' prior written notice to the Seller setting forth the terms and conditions of settlement. If there is a proposed adjustment that relates to an issue for which the Seller and/or the Parent may be solely liable pursuant to Section 4.6(g)(i) but the Seller and the Purchaser have not finally determined the Seller's sole liability with respect thereto, the Purchaser agrees to consult with the Seller and in good faith allow the Seller to participate in such Tax Proceeding in connection therewith until (A) a final determination is made as to the Seller's and/or the Parent's obligation to indemnify Purchaser for such proposed adjustment and/or (B) the Purchaser receives from the Seller and/or the Parent an acknowledgement in writing of the Seller/Parent Potential Liability, in which case the provisions of the second preceding sentence shall control. In the event that issues relating to a potential adjustment for which the Seller and/or the Parent have acknowledged its/their liability are required to be dealt with in the same Tax Proceeding as separate issues relating to a potential adjustment for which the Purchaser would be liable, the Purchaser shall have the right to control the Tax Proceeding but only with respect to the latter issues.

          (iii) With respect to issues relating to a potential adjustment for which the Seller and/or the Parent have acknowledged the Seller/Parent Potential Liability and for which the Purchaser, any DMS Shares Company or any DMS Subsidiary may also be liable under Section 4.6(g)(ii), (A) each party may participate in the Tax Proceeding, at its expense, and (B) the Tax Proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods. The principle set forth in the immediately preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (including, without limitation, choice of judicial forum) in situations in which separate issues are otherwise controlled under this Section 4.6(f) by the Purchaser and the Seller.

          (iv) Neither the Purchaser, the Seller, the Parent nor any Affiliate thereof shall enter into any compromise or agree to settle any claim pursuant to any Tax Proceeding that would adversely affect the other party for any year without the written consent of the other party, which consent may not be unreasonably withheld. The Purchaser and the Seller agree to cooperate, and the Purchaser agrees to cause each DMS Shares Company and each DMS Subsidiary to cooperate, in the defense against and the compromise of any Tax Proceeding.

     (g)  Tax Indemnification.
          -------------------

          (i) The Seller and the Parent shall indemnify the Purchaser, each DMS Shares Company and each DMS Subsidiary, in each case to the extent not accrued for as Taxes payable (other than as deferred Taxes) on the Closing Date Balance Sheets (adjusted appropriately for any payment of excess accrued current Taxes payable pursuant to Section 4.6(d)(v) and adjusted to the extent such accrued Taxes previously offset amounts otherwise payable by the Seller and/or the Parent in connection with Section 4.6(d)(iv) and this Section 4.6(g)) from and against (A) any Taxes for any Pre-Closing Tax Period resulting from, arising out of, relating to or caused by any liability or obligation of any DMS Tax Company or DMS Subsidiary for Taxes of any person other than a DMS Tax Company or DMS Subsidiary and all losses, claims, liabilities, costs and expenses (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and disbursements) ("Losses") relating to such Taxes
(1) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (2) as a transferee or successor, (3) by contract, or (4) otherwise, (B) any U.S. federal, state or local income Tax attributable solely to the deemed sale of assets resulting from the Section 338 Elections (as defined in Section 4.6(j)(i)), (C) any breach of any covenant in this Section 4.6, (D) any Taxes and any Losses relating to such Taxes imposed on any DMS Tax Company or DMS Subsidiary for any Pre-Closing Tax Period, and (E) any Taxes and any Losses relating to such Taxes attributable to the JCPIIG Assets or the Other Assets for any Pre-Closing Tax Period. The Seller's and the Parent's indemnification obligation under this Section 4.6(g)(i) with respect to any Tax resulting from any audit, proceeding or action subject to Section 4.6(f) the defense of which the Seller was not allowed to assume in contravention of
Section 4.6(f) shall be discharged to the extent of any material adverse effect to the Seller and/or the Parent resulting therefrom. The Seller and/or the Parent shall discharge its obligation to indemnify the Purchaser against such Pre-Closing Tax Period Tax by paying to the Purchaser, any DMS Shares Company or any DMS Subsidiary, as the Purchaser may direct, an amount equal to the amount of such Tax or Loss relating to such Tax; provided, however, that if the Purchaser provides the Seller with written notice of a Pre-Closing Tax Period Tax at least 30 days prior to the date on which the relevant Tax is required to be paid by the Purchaser or the applicable DMS Shares Company or DMS Subsidiary, the Seller and/or the Parent shall, if and to the extent that it is liable for such Tax hereunder, discharge its obligation to indemnify the Purchaser against such Tax by timely paying an amount equal to the amount of such Tax to the relevant Taxing Authority and by timely providing the Purchaser with proof of such payment.

          (ii) The Purchaser shall indemnify the Seller and any of its Affiliates (other than any DMS Shares Company or DMS Subsidiary) from and against (A) any Taxes and any Losses relating to such Taxes [paid by the Seller or any Seller Affiliate (other than a DMS Shares Company or DMS Subsidiary)] imposed on the Purchaser, any DMS Shares Company, any DMS Subsidiary or any Affiliate of the Purchaser for any Post-Closing Tax Period, (B) any Taxes and any Losses relating to such Taxes with respect to the DMS Shares Companies, DMS Subsidiaries, the JCPIIG Assets or the Other Assets arising from a transaction not in the ordinary course of business occurring on the Closing Date after the Purchaser's purchase of the Shares, (C) any Taxes and any Losses relating to such Taxes resulting from a Section 338(g) Election subject to Section 4.6(m) of this Agreement, (D) any breach of any covenant in this Section 4.6 by the Purchaser or any of its Affiliates, and (E) any Taxes and any Losses relating to such Taxes attributable to the JCPIIG Assets or the Other Assets for any Post-Closing Tax Period. The

Purchaser shall discharge its obligation to indemnify the Seller against such Post-Closing Tax Period Tax by paying to the Seller an amount equal to the amount of such Tax; provided, however, that if the Seller provides the Purchaser with written notice of a Post-Closing Tax Period Tax at least 30 days prior to the date on which the relevant Tax is required to be paid by the Seller, the Purchaser shall, if and to the extent that it is liable for such Tax hereunder, discharge its obligation to indemnify the Seller against such Tax by timely paying an amount equal to the amount of such Tax to the relevant Taxing Authority and by timely providing the Seller with proof of such payment.

     (h)  Conveyance Taxes.
          ----------------

          (i) The Purchaser shall assume liability for and pay any and all sales, value added, transfer, stamp, registration, real property transfer or gains, and similar Taxes (including any penalties and interest) incurred as a result of the purchase of shares by an entity or entities designated by the Purchaser, as contemplated by Section 8.8 of this Agreement, when due, and the Purchaser, at its own expense, shall file or cause to be filed all necessary Tax Returns and other documentation with respect to such Taxes and fees. The Seller shall provide reasonable assistance in connection with such filings. In no event, however, shall the Taxes listed in the first sentence of this Section 4.6(h)(i) include any income or franchise Tax (or any similar Tax imposed in lieu thereof).

          (ii) The Seller shall assume liability for and pay any and all other sales, value added, transfer, stamp, registration, real property transfer or gains, and similar Taxes (including any penalties and interest) incurred as a result of the transactions contemplated by this Agreement when due, and the Seller, at its own expense, shall file or cause to be filed all necessary Tax Returns and other documentation with respect to such Taxes and fees. The Purchaser shall provide reasonable assistance in connection with such filings.

     (i)  Refunds; Carrybacks. The Purchaser shall pay or cause to be paid to
          -------------------
the Seller any Tax refunds or credits (except to the extent reflected on the Closing Date Balance Sheets or due as the result of the carry back of a net operating or capital loss arising in a Post-Closing Tax Period) attributable to any Pre-Closing Tax Period received by or credited to the Purchaser, a DMS Shares Company or any DMS Subsidiary, net of any direct costs attributable to receipt of such refund or credit, including Taxes payable with respect to such refund, within ten days after the receipt of such refund or the realization of such credit. All refunds attributable to any (A) Post-Closing Tax Period or (B) Pre-Closing Tax Period not otherwise payable to the Seller shall be for the benefit of the Purchaser and if received by or otherwise credited to the Seller or any Affiliate thereof (other than a DMS Shares Company or DMS Subsidiary), the Seller shall pay or cause to be paid an amount equal to such refund or credit to the Purchaser within ten days after the receipt of such refund or the realization of such credit. At the Seller's request, the Purchaser shall cooperate with the Seller in obtaining such refunds, including through the filing of amended Tax Returns or refund claims as prepared by the Seller, at its own expense.

     (j)  Section 338 Elections.
          ---------------------

          (i) The Purchaser or an appropriate Affiliate of the Purchaser on the one hand, and the Seller or an appropriate Affiliate of the Seller, on the other hand, shall join with each other in making the election provided by Sections 338(g) and 338(h)(10) of the Code, in accordance with Treasury Regulation Section 1.338(h)(10)-1(c)(2), with respect to any DMS Shares Company or DMS Subsidiary that is a U.S. corporation for U.S. federal income tax purposes and that is so designated in
Section 4.6(j)-1 of the Disclosure Schedule, and, if permissible, similar actual elections or deemed elections with respect to each such company under any applicable state or local Tax Laws (collectively, the "Section 338 Elections"). No Section 338 Elections shall be made with respect to any DMS Shares Company or DMS Subsidiary that is so designated in Section 4.6(j)-2 of the Disclosure Schedule.

          (ii) The Section 338 Elections shall be made on one or more Forms 8023, or any successor Form or Forms, and a draft of each such Form shall be prepared by the Purchaser and delivered by the Purchaser to the Seller as promptly as practicable, but in no event later than 30 days after the Closing Date Balance Sheets have been finalized or, if earlier, 120 days prior to the due date for timely filing such Forms 8023. Within 30 days after the Purchaser delivers the draft of each such Form 8023 to the Seller, the Seller shall notify the Purchaser of the existence of any objection that the Seller may have to the draft of each such Form 8023. The Purchaser and the Seller shall promptly endeavor in good faith to resolve any such objection. The Purchaser shall deliver to the Seller a copy of the final version of each such Form 8023 within 30 days after the later of (A) the date on which the Purchaser and the Seller shall have resolved any objections or (B) the failure of the Seller to notify the Purchaser of an objection within 30 days. The Seller shall return each such final Form 8023 after having been endorsed by the Seller or its appropriate Affiliate to the Purchaser no later than ten days after the Purchaser shall have delivered each such final Form 8023 to the Seller. The Purchaser shall file each such Form 8023 with the Internal Revenue Service in accordance with Treasury Regulation Section 1.338(h)(10)-1(c)(2) no later than ten days prior to the due date for timely filing such final Form 8023, unless otherwise agreed to in writing by the parties, and the Purchaser shall provide written evidence to the Seller that it has done so. For each DMS Shares Company or DMS Subsidiary for which Section 338 Elections have been made, the Purchaser shall attach or shall cause to be attached a copy of each such Form 8023 to (A) the consolidated U.S. corporation income Tax Return that includes the Purchaser and each such DMS Shares Company or DMS Subsidiary for the Tax year that ends on or includes the Closing Date, (B) any other U.S. corporation income Tax Return(s) for any DMS Shares Company or DMS Subsidiary for Tax year(s) that begin immediately after the Closing Date, and (C) any state or local Tax Return, if required to do so in order to make such Section 338 Elections effective in the relevant state or local jurisdiction. The Seller shall attach a copy of each such Form 8023 to (A) the consolidated U.S. corporation income Tax Return that the Seller shall file for its Tax year that includes the Closing Date, (B) the final Tax Return for a DMS Shares Company or DMS Subsidiary for the Pre-Closing Tax Period, and (C) any state or local Tax Return, if required to do so in order to make such Section 338 Elections effective in the relevant state or local jurisdiction. Pursuant to
Section 4.6(g)(i), the Seller and/or the Parent shall be responsible for any U.S. federal, state or local income Taxes attributable solely to the deemed sale of assets resulting from the Section 338 Elections provided for in this Section 4.6(j) with respect to any DMS Shares Company or DMS Subsidiary for which the
Section 338 Elections are made.

     (k)  Allocation of Purchase Price. The Purchaser and the Seller agree to
          ----------------------------
allocate the purchase price among the Shares, the JCPIIG Assets and the Other Assets as reflected in Section 4.6(k) of the Disclosure Schedule, which schedule shall be prepared initially based on the

Unadjusted Purchase Price and shall be adjusted in order to take into account differences, if any, between $277,317,373 and the Closing Date SAP Net Book Value on the one hand, and $173,805,753 and the Closing Date GAAP Net Book Value, on the other hand, each as separately allocated to each of the DMS Shares Companies, the DMS Subsidiaries, the JCPIIG Assets and the Other Assets to reflect such differences, if any. Each of the Seller and its Affiliates, the Purchaser and its Affiliates, the DMS Tax Companies and the DMS Subsidiaries shall adhere to, and be bound by, the allocation reflected in Section 4.6(k) of the Disclosure Schedule for foreign, U.S. federal, state or local income tax purposes. Neither the Seller and its Affiliates, nor the Purchaser and its Affiliates, nor the DMS Tax Companies and the DMS Subsidiaries shall take any position contrary to the allocation reflected in Section 4.6(k) of the Disclosure Schedule unless required to do so by applicable Tax Laws.

     (l)  Allocation of Aggregate Deemed Sales Price. From the date of execution
          ------------------------------------------
of this Agreement, the Purchaser and the Seller shall promptly endeavor in good faith to allocate the aggregate deemed sales price, as such term is defined in Treasury Regulation Section 1.338-4, to the assets of each DMS Shares Company or DMS Subsidiary designated in Section 4.6(j)-1 of the Disclosure Schedule in accordance with the rules prescribed in Treasury Regulation Section 1.338-6. No later than 60 days from the execution of this Agreement, the Purchaser shall deliver to the Seller draft statements (the "Allocation Statements") proposing to allocate the aggregate deemed sales price to the assets of each DMS Shares Company or DMS Subsidiary designated in Section 4.6(j)-1 of the Disclosure Schedule, based upon the assets of each DMS Shares Company or DMS Subsidiary as set forth on the books and records thereof on September 30, 2000 consistent with the calculation of the Unadjusted Purchase Price. Within 30 days after the Purchaser shall deliver the draft Allocation Statements to the Seller, the Seller shall notify the Purchaser of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) that the Seller may have to the draft Allocation Statements. The Purchaser and the Seller shall promptly endeavor in good faith to resolve any such objection. If the Purchaser and the Seller fail to resolve such objection within 30 days, the objection shall be referred to the Accountants for prompt resolution. If the Seller does not notify the Purchaser of any objection to the draft Allocation Statements within 30 days, or upon resolution of any disputed items, the method of allocation reflected on the draft Allocation Statements (as revised, if applicable, by the mutual agreement of the Purchaser and the Seller or by the Accountants) shall be the final method used for the Allocation Statements. Promptly after the Closing Date, (i) the Purchaser shall adjust the Allocation Statements to reflect the amounts reported on the Closing Date Balance Sheets and (ii) the Purchaser shall deliver to the Seller the draft final Allocation Statements. Within 30 days after the Purchaser delivers the draft final Allocation Statements to the Seller, the Seller shall notify the Purchaser of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) that the Seller may have to the draft final Allocation Statements. The Purchaser and the Seller shall promptly endeavor in good faith to resolve any such objection. If the Purchaser and the Seller fail to resolve such objection within 30 days, the Accountants shall determine whether the adjustments were reasonable and, if not reasonable, shall appropriately revise the draft final Allocation Statements. If the Seller does not respond within 30 days, or upon resolution of any disputed items, the allocations reflected on the draft final Allocation Statements (as revised, if applicable, by the mutual agreement of the Purchaser and the Seller or by the Accountants) shall be the final Allocation Statements. Each of the Seller, the Parent and their Affiliates and the Purchaser and its Affiliates, the DMS Tax Companies and the DMS Subsidiaries shall adhere to, and be bound by, the final Allocation Statements for U.S. federal income tax purposes and, to the extent relevant for state or local income tax purposes. Each of the Seller, the Parent, the Purchaser, the DMS Tax Companies and the DMS Subsidiaries shall take no position contrary to the final Allocation Statements unless required to do so by applicable Tax Laws.

     (m)  Section 338(g) Elections. The Purchaser shall not make or cause the
          ------------------------
DMS Shares Companies or the DMS Subsidiaries to make any Section 338(g) election for any of the DMS Shares Companies or the DMS Subsidiaries, other than as required in connection with making the Section 338 Elections in accordance with
Section 4.6(j), without the prior written consent of the Seller (a "Section 338(g) Election"), which consent may be withheld for any reason or for no reason. If any such Section 338(g) Election is made (other than any such election made as required in connection with making the Section 338 Election in accordance with Section 4.6(j)) for any of the DMS Shares Companies or the DMS Subsidiaries, the U.S. consolidated income Tax Return filed by the Seller with respect to the Tax period that includes the Closing Date shall in all respects be consistent with such Section 338(g) Election, if made, and all income, gain, loss and other items arising from such Section 338(g) Election shall be properly reflected therein. The Purchaser shall indemnify the Seller for all Taxes and all Losses relating to such Taxes resulting from such Section 338(g) Election and shall file or cause to be filed each Form 8023 with respect to any such
Section 338(g) Election.

     (n)  Time of Payment. Payment by the Purchaser or the Seller of any amounts
          ---------------
due under this Section 4.6 in respect of Taxes shall be made (i) at least ten Business Days before the due date of the applicable estimated or final Tax Return required to be filed by the Seller or the Purchaser on which is required to be reported income for a period beginning before and ending after the Closing Date without regard to whether the Tax Return shows overall net income or loss for such period, and/or (ii) within ten Business Days following (A) an agreement between the Seller and the Purchaser that an indemnity amount is payable, (B) the resolution of any audit, proceeding or action subject to Section 4.6(f) with a Taxing Authority, (C) a "determination" as defined in Section 1313(a) of the Code, or (D) the date on which one party notifies the other party that the other party has a liability for a determinable amount under this Section 4.6 in respect of Losses and is provided with calculations or other materials supporting such liability; provided, however, that the net amount of all such payments required by Section 4.6(n)(ii) shall be made by the Purchaser or the Seller, beginning after the Closing Date, on December 15th of each calendar year. The party that makes any payment pursuant to Section 4.6(n)(i) shall immediately provide the other party with written proof of such payment.

     (o)  Miscellaneous.
          -------------

          (i) The Seller and the Purchaser agree to treat all payments made by either of them to or for the benefit of the other (including any payments to any DMS Tax Company or DMS Subsidiary) under this Section 4.6, under other indemnity provisions of this Agreement as adjustments to the Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

          (ii) Except with respect to Sections 1.7, 2.2(o), 4.1(g), 4.1(k), and 4.1(o), notwithstanding any other provisions of this Agreement, all rights and obligations with respect to Taxes shall be governed solely by this Section 4.6.

          (iii) The Seller shall make reasonable best efforts to have delivered to the Purchaser as promptly as possible after the Closing Date copies of the most recent earnings and profits or stock basis studies completed by a third party relating to any DMS Shares Company or DMS Subsidiary not listed in Section 4.6(j)-1 of the Disclosure Schedule; provided, however, that the Seller (1) makes no representation or warranty with respect to any aspect of any such studies, including, but not limited to, the assumptions on which such studies are based or the accuracy thereof, (2) reserves the right to redact any information contained in any such studies that does not relate solely to the DMS Shares Companies or the DMS Subsidiaries, and (3) shall not provide any such studies if the provision thereof would violate any agreement with any such third party.

          (iv) For purposes of Section 2.2(o) and this Section 4.6, the term "DMS Tax Companies" shall mean the DMS Shares Companies and JCPIIG for all periods, and the term "DMS Subsidiary" shall also include a Subsidiary of a DMS Tax Company.

     (p)  Notices.
          -------

          (i) All notices required by this Section 4.6 to be provided to the Seller shall be sent to: J. C. Penney Company, Inc., 6501 Legacy Drive, Plano, Texas 75024, Attention : Vice President and Director of Taxes.

          (ii) All notices required by this Section 4.6 to be provided to the Purchaser shall be sent to: AEGON USA, Inc., 4333 Edgewood Road NE, Cedar Rapids, Iowa 52499, Attention: Vice President and Director of Taxes.

     Section 4.7 Employee Benefit Matters.
                 -------------------------

     (a)  Employees and Compensation. Each individual who is an employee of a
          --------------------------
DMS Company or a DMS Subsidiary immediately prior to the Closing (a "DMS Employee") will continue as an employee of such DMS Company or DMS Subsidiary on and after the Closing. For purposes of this Section 4.7, (i) Robert G. Romasco will be deemed to be a DMS Employee and (ii) the term DMS Employee will include an individual who on the Closing Date is on a medical or disability leave of absence or any other approved leave of absence from the DMS Company or DMS Subsidiary; provided, however, such individual on leave shall be a DMS Employee only if and when the individual returns to work within the period and under the conditions provided in connection with such leave but in no instance later than six months after such leave began and further provided that notwithstanding any provision herein, the Purchaser, the DMS Companies, the DMS Subsidiaries and their affiliates shall have no liability or responsibility for such individual except for reinstatement rights until the individual returns to work with the DMS Company or a DMS Subsidiary and Seller shall have all other liabilities and responsibilities for such individual, including but not limited to disability payments, compensation and benefits, until such date, if any, the individual returns to work with a DMS Company or a DMS Subsidiary. Until at least December 31, 2002, the Purchaser will, or will cause one of its affiliates to, provide each DMS Employee, for so long as each such employee remains employed by the Purchaser or one of its affiliates, with base pay, that (as determined in the Purchaser's reasonable good faith judgment) is at least equal to the rates of base pay, provided to each such DMS Employee by the DMS Companies and the DMS Subsidiaries on the Closing Date, based on schedules and documents provided to the Purchaser prior to the Closing Date. For calendar year 2001, with applicable payments made in 2002, the Purchaser will, or will cause one of its affiliates to, provide each eligible DMS Employee, as long as each such employee remains employed by the Purchaser or one of its affiliates, through January 23, 2002 with short-term annual incentive compensation in accordance with the J.C. Penney Direct Marketing Services, Inc. Management Incentive Compensation Plan, that (as determined in the Purchaser's reasonable good faith judgment) is at least equal to the rate of short-term annual incentive compensation provided under the short-term annual incentive compensation plan in which each such DMS Employee participates on the Closing Date, based on schedules and documents provided to the Purchaser prior to the Closing Date. For purposes of the preceding sentence, a DMS Employee's rate of short-term annual incentive compensation will be not less than $1.00 per unit under the short-term annual incentive compensation plan in which the DMS Employee participates on such date. In addition, the Purchaser will, or will cause one of its affiliates to, assume and fully discharge any and all liabilities of the Parent and the Seller under the Retention Incentive and Maximizing Value Plans established for DMS Employees. Nothing contained in this
Section 4.7 will limit the right of the Purchaser or any of its affiliates to terminate or suspend the employment of any DMS Employee after the Closing or to discontinue or modify the benefits provided to any such employee; provided, however, that in the event of any such termination, suspension, discontinuance or modification, the Purchaser will be solely responsible for and will discharge all liabilities incurred as a result of such termination, suspension, discontinuance or modification, including without limitation any such liabilities asserted against the Parent or the Seller that relate to or are based on any action or inaction of the Purchaser or any of its affiliates on or after the Closing.

     (b)  Employee Benefits. Effective as of the Closing, the Purchaser will, or
          -----------------
will cause one of its affiliates to, provide employee benefits to DMS Employees on terms and conditions that are at least as favorable to such employees as the terms and conditions of such benefits offered to similarly situated employees of the Purchaser and its affiliates, except for enhanced retirement benefits, retention or severance benefits that have been adopted by the Purchaser or its affiliates in connection with specific transactions which apply only to limited groups of employees rather than similarly situated employees in general. In addition, the Purchaser agrees that under any employee benefit plan made available after the Closing to DMS Employees, the years of service credited to them by the Parent, the Seller, the DMS Companies and the DMS Subsidiaries prior to the Closing (as set forth on a schedule to be provided by the Seller to the Purchaser on or prior to the Closing) will be treated as years of service with the Purchaser and its Affiliates in determining eligibility and vesting (but not for benefit accrual) under such employee benefit plan, and in determining the amount of benefits under any applicable sick leave, vacation, severance or other welfare plan. Effective as of the Closing, and subject to the foregoing provisions of this Section 4.7(b), the Purchaser will, or will cause one of its affiliates to, cover DMS Employees under a group health plan, to waive any preexisting condition limitations applicable to such employees under such group health plan and to take all action necessary to ensure that such employees are given full credit for all co-payments, co-insurance, annual out-of-pocket limits and deductibles incurred under any group health plan of the Parent, the Seller, a DMS Company or a DMS Subsidiary for the plan year that includes the Closing Date. The lifetime maximum limitation under the Purchaser's group health plan will apply to DMS Employees and their covered dependents, provided, however, that the lifetime maximum limitation applicable to a DMS Employee or the covered dependent of a DMS Employee under such group health plan will be reduced by an amount equal to the benefits that were paid to such person under any group health plan of the Parent, Seller, a

DMS Company or a DMS Subsidiary and where applied against the lifetime maximum payment for such person under such group health plan, based on a schedule provided to the Purchaser by Seller on or prior to the Closing Date. If any DMS Employee terminates employment during the period beginning on the Closing Date and ending on December 31, 2002, the Purchaser will, or will cause one of its affiliates to, provide such employee with severance benefits, in addition to any Retention Incentive payment and any Maximizing Value Plan payment owed to such employee, in an amount equal to (as determined in Purchaser's reasonable good faith judgment) no less than the benefits provided under, and in accordance with the terms of, the Seller's Contingent Severance and Outplacement Pay Plan for Associates (if the DMS Employee would have been eligible for benefits under such Plan).

     (c)  Supplemental Benefit Liabilities.  Prior to the Closing, the Parent
          --------------------------------
and the Seller will take all action necessary to cause J. C. Penney Life Insurance Company to:

          (i) assume the accrued benefit obligation (whether or not vested) under the Supplemental Retirement Program for Management Profit-Sharing Associates of J. C. Penney Company, Inc. (the "Parent MSRP") of each DMS Employee identified on Section 4.7(c) to the Disclosure Schedule as a participant in the Parent MSRP in the amount set forth on such Schedule; and

          (ii) terminate the Supplemental Retirement Program for Eligible Management Associates of JCPenney Financial Services (the "DMS MSRP").

     No later than ten days after the Closing, the Purchaser will, or will cause one of its Affiliates to, pay to each DMS Employee listed on Section 4.7(c) to the Disclosure Schedule, in a single lump sum payment, the total amount of the accrued benefit obligation of such DMS Employee set forth on such Schedule, provided such DMS Employee furnishes to the Seller and the Purchaser a release of claims, in a form satisfactory to the Seller and the Purchaser, against the Seller, the Purchaser and their respective Affiliates with respect to any benefits that may be owed to such DMS Employee under the Parent MSRP and the DMS MSRP.

     (d)  Retained Liabilities.  Except as provided in Section 4.7(c), the
          --------------------
Seller will retain and be solely responsible for discharging (i) all liabilities of the Parent, the Seller, each DMS Company and each DMS Subsidiary to employees and former employees of the DMS Companies and the DMS Subsidiaries with respect to periods of employment ending prior to the Closing and arising under any Benefit Plan of the Parent or the Seller or under any compensation plan, program or agreement of the Parent or the Seller, including but not limited to liabilities under any Benefit Plan of the Parent or the Seller for post-retirement benefits required to be recognized by FASB 106 or for post-retirement benefits required to be recognized by FASB 112 or otherwise with respect to DMS employees and former employees of the DMS Companies, the DMS Subsidiaries (and their dependents and beneficiaries), except to the extent the amount of any such liabilities is reflected on the Closing Date Balance Sheet, and (ii) all health continuation obligations arising prior to the Closing, including without limitation, those obligations under COBRA and similar foreign, state and local laws.

     Section 4.8    Use of J. C. Penney Name.
                    ------------------------

     (a)  Use of Name.  Except as otherwise expressly provided in this Section
          -----------
4.8, the Purchaser will not use, and, except as specifically provided for in the Marketing Services Agreement, from and after the Closing will cause the DMS Companies and the DMS Subsidiaries not to use, the name "J. C. Penney," "Penney," or "JCP" or any variation thereof or any other trade name, brand name, trademark, service mark or other mark listed or described in Section 1.8 of the Disclosure Schedule or any variation thereof (collectively, the "Penney Marks"), except that (i) for a period of up to 365 days after the Closing Date the DMS Companies and the DMS Subsidiaries may use existing stocks of policy forms and other printed materials, including stationery, promotional materials and the like, so long as they are marked or stickered so as to clearly indicate in a manner approved in writing by the Seller that the DMS Company or the DMS Subsidiary is no longer a Subsidiary or Affiliate of the Seller or the Parent,
(ii) for a period of up to 24 months after the Closing Date, the Purchaser, the DMS Companies and the DMS Subsidiaries may use the Penney Marks to indicate the former designation of the respective entity or product or the former affiliation of the entity or product with the Seller or the Parent (i.e. "formerly known as.
 . ."), and (iii) the Purchaser, the DMS Companies and the DMS Subsidiaries may use the Penney Marks in communications with customers of the DMS Companies and the DMS Subsidiaries for the purpose of administering and servicing products that bear a Penney Mark. The Licensee will use its reasonable best efforts to change the names of any DMS Companies or DMS Subsidiaries that contain a Penney Mark within 365 days after the Closing Date.

     (b)  No Rights to Penney Marks.  Except (i) for the permitted uses
          -------------------------
authorized in Section 4.8(a) and (ii) the Purchaser's right to maintain archival copies of any materials acquired pursuant to this Agreement that include or embody any Penney Marks, and notwithstanding anything contained in this Agreement to the contrary, no rights or licenses are granted to the Purchaser with respect to any Penney Mark, and any license (other than the license granted pursuant to the Marketing Services Agreement), whether express or implied, that any DMS Company or any DMS Subsidiary may have been granted with respect to the use of any Penney Mark, whether alone or in combination with other words or designs, is hereby terminated effective as of the Closing. The Purchaser shall cause the DMS Companies and the DMS Subsidiaries to amend their respective corporate names as promptly as practicable after the Closing, subject to the receipt of all necessary regulatory approvals, to delete any use of the Penney Marks, including without limitation the names "J. C. Penney," "Penney" or "JCP" or any variations thereof.

     (c)  Ownership of Penney Marks.  The Purchaser acknowledges that the Parent
          -------------------------
is the owner of all right, title and interest in, to and under the Penney Marks, whether alone or in combination with other words or designs. The Purchaser shall not use any of the Penney Marks or, after the Closing, permit any DMS Company or any DMS Subsidiary to use any of the Penney Marks, except as specifically authorized by this Agreement or the Marketing Services Agreement. After the Closing, the Purchaser will not, and will not permit any DMS Company or any DMS Subsidiary to: (a) take any action that would interfere with the Parent's registration and/or use of the Penney Marks throughout the world; (b) take any action that would diminish or dilute the distinctiveness or validity of any Penney Mark; (c) challenge the Parent's ownership of any Penney Mark and/or any registration thereof; or (d) attempt to register any Penney Mark or any mark confusingly similar thereto, alone or in combination with other words or designs, as a trademark, service mark or trade name anywhere in the world.

     Section 4.9  Internet-Related Matters.
                  -------------------------

     (a)  Websites.  The Seller and the Purchaser will cooperate and work
          --------
diligently (i) so that, promptly following the Closing, all text, images and other content relating to the DMS Companies or the DMS Subsidiaries contained in all websites maintained by the Seller or the Parent ("Website Materials") are provided to the Purchaser for inclusion in the Purchaser's and its Affiliates' websites and (ii) to remove all Penney Marks from any such text, images or other content except to the extent in any particular instance that the inclusion of the applicable Penney Mark in such text, images or other content is specifically permitted under the Marketing Services Agreement.

     (b)  Ownership of Domain Names.  The Parent shall retain ownership of all
          -------------------------
domain names employing the name "J. C. Penney" or "Penney" and neither the Purchaser, any DMS Company nor any DMS Subsidiary nor any of their respective Affiliates shall have any right or license to any such domain name.

     (c)  Internet Protocol Address.  To the extent that the Seller, a DMS
          -------------------------
Company or a DMS Subsidiary utilizes any Internet protocol address space allocated to the Parent, such Internet protocol address space shall remain the property of the Parent, and, except as provided in Section 4.14 or the Transition Services Agreement, no rights or licenses are granted to the Purchaser, the DMS Companies or the DMS Subsidiaries with respect thereto.

     (d)  Phone Network.  Except as provided in Section 4.14 or the Transition
          -------------
Services Agreement, none of the Purchaser, any DMS Company or any DMS Subsidiary shall have any right to continued access to the Parent's phone network, the Parent's Internet mail or the Parent's computer network.

     Section 4.10  Non-Competition.  Except as contemplated by this Agreement,
                   ---------------
the License Agreement, the Marketing Services Agreement or the Transition Services Agreement:

     (a) During the term of the License Agreement, neither the Parent, the Seller nor any of their respective Affiliates shall: offer, issue, sell, refer or promote, directly or indirectly, Approved Products in the United States of America (including the District of Columbia but excluding the Commonwealth of Puerto Rico, the U.S. Virgin Islands and all other territories or possessions of the United States of America) (the "US Area"), the United Kingdom, Canada, Australia or Japan (the "Non-Competition Area"). Notwithstanding the foregoing, nothing contained herein will prohibit (i) the Parent, the Seller or any of their respective Affiliates from offering, issuing, selling, referring or promoting, directly or indirectly, Approved Products to customers of the Parent, the Seller or any of their respective Affiliates anywhere (other than the US
Area) the Parent, the Seller or any of their respective Affiliates conducts business in the retail industry or (ii) JCPenney Telemarketing, Inc. (or any successor to JCPenney Telemarketing, Inc.) from providing administrative services (which excludes selling activities) with respect to insurance products that are Approved Products.

     (b) Notwithstanding any other provisions of this Section 4.10 to the contrary, (i) the Parent, the Seller and their respective Affiliates shall not be prohibited from: (A) self-insuring or providing benefits under any other benefit plans of the Parent, the Seller and such Affiliates (including forming or owning a captive direct or indirect Subsidiary of the Parent, the sole business of which is to provide the equivalent of self-insurance for the Parent and its Affiliates); (B) making investments in the ordinary course of business of less than ten percent (in the aggregate) of the outstanding voting stock of any Person that engages, directly or through subsidiaries, in the life and health insurance or reinsurance business (provided that any such investment by any 401(k) plan or trust or any other retirement or pension plan sponsored by the Parent, the Seller or any such Affiliate for the benefit of its employees shall not be included in determining the amount of any such investment, unless the management of the Parent or any Affiliate controls the specific investment decisions of such plan or trust); and (C) making investments in the ordinary course of business in any Person that engages in any insurance or reinsurance business other than the life and health insurance or reinsurance business, and
(ii) Eckerd Corporation shall not be prohibited from offering pharmacy benefit management services or other primary benefit services.

     Section 4.11  Further Assurances.  In case at any time after the Closing
                   ------------------
any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Each of the parties hereto agrees to defend vigorously against any actions, suits or proceedings in which such party is named as defendant which seeks to enjoin, restrain or prohibit the transactions contemplated hereby or seeks damages with respect to such transactions.

     Section 4.12  Notices; Efforts to Remedy.  Each Party hereto shall promptly
                   --------------------------
give written notice to the other party hereto upon becoming aware of the occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of such party contained in this Agreement and shall use reasonable best efforts to prevent or promptly remedy the same. During the period from the date of this Agreement to the Closing, the Seller and the Purchaser each shall cause one or more of its representatives to confer on a regular basis with representatives of the other to formulate a transition plan and to report on the general status of its ongoing operations. The Seller shall promptly notify the Purchaser of any change in each case on a consolidated basis in the normal course of the DMS Companies' businesses or in the operation of its or their properties having a Material Adverse Effect and of the receipt by the Seller or the DMS Companies or the DMS Subsidiaries of notice of any governmental complaints, investigations or hearing (or communications indicating that the same may be contemplated) or the receipt by the Seller or the DMS Companies or the DMS Subsidiaries of a notice of the institution or the threat of litigation involving the Seller or any of the DMS Companies or the DMS Subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect. The Purchaser shall promptly notify the Seller of any change in its businesses or in the operation of its or their properties having a Purchaser Effect, and of the receipt by the Purchaser of notice of any governmental complaints, investigations or hearing (or communications indicating that the same may be contemplated) or the receipt by Purchaser of a notice of the institution or the threat of litigation involving Purchaser or any of its Affiliates which would reasonably be expected to have, individually or in the aggregate, a Purchaser Effect.

     Section 4.13  Conseco Reinsurance. Promptly after the date of this
                   -------------------
Agreement, the Seller shall cause Milliman & Robertson, Inc. (or, if Milliman & Robertson, Inc. is unable or unwilling to serve, a firm of consulting actuaries of nationally recognized standing reasonably satisfactory to the Purchaser and the Seller) (the "Actuaries") to determine, as of December 31, 2000, whether the amounts held in the Reinsurance Trust are adequate (under accepted actuarial standards) to cover the total amount of all reasonably anticipated matured and unmatured benefits, claims and other liabilities of the Cedent reinsured under the Conseco Agreement. The Actuaries shall deliver to the Purchaser and the Seller, as promptly as practicable, a written report setting forth their determination. If the Actuaries determine that such amounts are inadequate (the amount of such inadequacy being referred to herein as the "Shortfall Amount"), then the Parent shall promptly request Conseco or one of its Affiliates to increase the amount of assets held in the Reinsurance Trust by the Shortfall Amount. The fees of the Actuary shall be paid one-half by the Purchaser and one-half by the Seller.

     Section 4.14  Transition Services.
                   -------------------

     (a) The Parent shall provide transition assistance to the DMS Companies and the DMS Subsidiaries after the Closing similar to the ongoing business services provided to the DMS Companies and the DMS Subsidiaries at the time of Closing at costs determined on the same basis as those charged at the time of Closing; provided, however, that except as provided in this Section 4.14, the Parent shall not be required to provide access to any Benefit Plans in connection with providing such services. If requested by the Purchaser, the Parent will continue to provide to DMS Employees medical, dental, life and long and short-term disability benefits; provided, however, that to the extent such benefits are insured, such benefits will be provided only with the consent of the applicable insurance provider, and the Parent will use its reasonable best efforts to obtain such consent. The cost of providing such benefits shall be equal to the costs of such benefits to the Parent. In no event shall the Parent be required to provide such services for more than 24 months after the Closing Date. Promptly after the date hereof, the parties shall negotiate a Transition Services Agreement reflecting the terms of this Section 4.14 with the goal of executing and delivering an agreement at the Closing. Execution and delivery of a Transition Services Agreement shall not be a condition to Closing.

     (b) With respect to information technology services after the Closing, the Parent or the Seller and the Purchaser shall jointly communicate and cooperate with the third party providers with which the Parent has software license agreements to (i) seek any amendment, approval or consent necessary in order to permit the Parent or Seller to provide information technology services to the Purchaser and (ii) to negotiate any additional compensation that such third party vendor may require in connection with any such amendment, approval or consent, if applicable, for which such additional compensation the Purchaser shall be responsible.

     Section 4.15  Monogram Bank.  Not later than 30 days prior to the Closing,
                   -------------
Parent shall provide written notice to Monogram Bank (as defined in the Marketing Services Agreement) (i) of the Transfer (as defined in the Marketing Services Agreement), (ii) directing Monogram

Bank, upon the Closing, to directly pay and deposit all Purchaser Funds (as so defined) to an account specified in writing by the Purchaser and (iii) designating, pursuant to the Monogram Agreement, each of the Purchaser and any DMS Company and DMS Subsidiary domiciled in the United States as an Authorized Entity (as defined in the Monogram Agreement) effective as of the Closing.

     Section 4.16  Direct Monogram Agreement.  The Parent and the Purchaser
                   -------------------------
shall cooperate in seeking prior to the Closing a direct agreement of Purchaser with Monogram Bank or to permit Purchaser to have specified third party beneficiary rights under the Program Agreement.

                                   ARTICLE V

                             CONDITIONS PRECEDENT

     Section 5.1  Conditions to Each Party's Obligation.  The respective
                  -------------------------------------
obligation of each party to consummate the transactions contemplated hereby is subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

     (a)  No Injunction or Illegality.  No injunction, order, decree or judgment
          ---------------------------
shall have been issued by any Governmental Entity of competent jurisdiction and be in effect, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect, which in either case restrains or prohibits the consummation of the transactions contemplated hereby; provided, however, that the party invoking this condition shall use its best efforts to have any such restraint removed.

     (b)  HSR Act; Governmental Approvals.  The required waiting period under
          -------------------------------
the HSR Act and insurance Laws applicable to the purchase and sale of the Shares and the Other Assets shall have expired or been earlier terminated, and all notices, reports and other filings required to be made prior to the Closing by any DMS Company or any DMS Subsidiary or by the Purchaser with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Closing from, any Governmental Entity in connection with the execution and delivery of this Agreement and the Marketing Services Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained without the imposition of any conditions that would reasonably be expected to have a Material Adverse Effect.

     Section 5.2  Conditions to Obligations of the Parent and the Seller.  The
                  ------------------------------------------------------
obligations of the Seller to consummate the transactions contemplated hereby is subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

     (a)  Representations, Warranties and Covenants.  The representations and
          -----------------------------------------
warranties of the Purchaser contained in this Agreement that are qualified as to materiality shall be true and correct in all respects, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and, except for any such representations and warranties that speak as of an earlier specified date, as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it hereunder on or prior to the Closing Date.

     (b)  Closing Deliveries.  The Purchaser shall have made the deliveries
          ------------------
required to be made by it under Section 1.6(a).

     Section 5.3  Conditions to Obligations of the Purchaser.  The obligation of
                  ------------------------------------------
the Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

     (a)  Representations, Warranties and Covenants.  The representations and
          -----------------------------------------
warranties of the Parent and the Seller contained in this Agreement that are qualified as to materiality shall be true and correct in all respects, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and, except for any such representations and warranties that speak as of an earlier specified date, as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Parent and the Seller shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it hereunder on or prior to the Closing Date.

     (b)  No Material Adverse Effect.  There shall not have occurred since
          --------------------------
December 31, 1999 any Material Adverse Effect or any change, event or occurrence which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (c)  Closing Deliveries.  The Seller shall have made the deliveries
          ------------------
required to be made by it under Section 1.6(b).

                                  ARTICLE VI

                       TERMINATION, AMENDMENT AND WAIVER

     Section 6.1  Termination.  This Agreement may be terminated and the
                  -----------
transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

     (a)  by the mutual written consent of the Parent and the Purchaser;

     (b) by the Parent or the Purchaser, if the Closing shall not have occurred on or before December 31, 2001, otherwise than as a result of any breach of any provision of this Agreement by the party seeking to terminate this Agreement;

     (c) by the Parent or the Purchaser, if any court of competent jurisdiction or other Governmental Entity shall have permanently enjoined, restrained or otherwise prohibited the consummation of the transactions contemplated hereby and such injunction, restraint or prohibition shall have become final and nonappealable, provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to prevent and remove such injunction, restraint or prohibition;

     (d) by the Parent, if the Purchaser shall have (i) breached any of its representations or warranties contained in this Agreement that are qualified as to materiality or (ii) breached in any material respect any of its representations or warranties that are not so qualified or any of its covenants contained in this Agreement, in each case which breach cannot be or has not been cured within 30 days after the giving of written notice to the Purchaser; or

     (e) by the Purchaser, if the Parent or the Seller shall have (i) breached any of its representations or warranties contained in this Agreement that are qualified as to materiality or (ii) breached in any material respect any of its representations or warranties that are not so qualified or any of its covenants contained in this Agreement, in each case which breach cannot be or has not been cured within 30 days after the giving of written notice to the Seller.

     Section 6.2  Effect of Termination.  In the event of the termination of
                  ---------------------
this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its directors, officers, agents or representatives, and all rights and obligations of any party hereto shall cease; provided, however, that (a) the third sentence of Section 4.3, this Section 6.2 and Article VIII shall survive any such termination and abandonment and (b) nothing contained in this Section shall relieve any party from liability for any intentional breach of this Agreement.

     Section 6.3  Amendment.  This Agreement may not be modified or amended
                  ---------
except by written agreement executed and delivered by duly authorized officers of each of the respective parties.

     Section 6.4  Extension; Waiver.  At any time prior to the Closing, the
                  -----------------
parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VII

                                INDEMNIFICATION

     Section 7.1  Indemnification by the Parent and the Seller.  Subject to the
                  --------------------------------------------
other provisions of this Article VII, from and after the Closing, the Parent and the Seller shall jointly and severally indemnify and hold the Purchaser and its Affiliates and their respective directors, officers, employees. agents and representatives (the "Purchaser Indemnitees') harmless from and against any and all Damages suffered by any Purchaser Indemnitee arising out of or relating to:

     (a) any breach of any representation or warranty of the Seller or the Parent contained in Article II of this Agreement or in any certificate or other document delivered pursuant hereto;

     (b) any breach of any covenant of the Seller or the Parent contained in this Agreement or the Transition Services Agreement;

     (c) the use of the Penney Marks pursuant to the terms of Section 4.8(a) and in accordance with the other terms of this Agreement; and

     (d)  any Excluded Liabilities.

     For purposes of determining whether indemnification is available under this
Section 7.1 and the amount that is indemnifiable, all qualifications as to materiality contained in representations and warranties, and all exceptions to representations and warranties for any items that are not material or that would not reasonably be expected to have a Material Adverse Effect, or words to similar effect, shall be disregarded.

     Section 7.2  Indemnification by the Purchaser.  Subject to the other
                  --------------------------------
provisions of this Article VII, from and after the Closing, the Purchaser shall indemnify and hold the Seller, the Parent, their respective Affiliates (other than the DMS Companies or DMS Subsidiaries) and their respective directors, officers, employees, agents and representatives (the "Seller Indemnitees") harmless from and against any Damages suffered by any Seller Indemnitee arising out of or relating to:

     (a) any breach of any representation or warranty of the Purchaser contained in Article III of this Agreement or in any certificate or other document delivered pursuant hereto;

     (b) any breach of any covenant of the Purchaser contained in this Agreement or the Transition Services Agreement; and

     (c)  any Assumed Liabilities; and

     (d)  any JCPIIG Liabilities.

     For purposes of determining whether indemnification is available under this
Section 7.2 and the amount that is indemnifiable, all qualifications as to materiality contained in representations and warranties, and all exceptions to representations and warranties for any items that are not material or that would not reasonably be expected to have a Material Adverse Effect, or words to similar effect, shall be disregarded.

     Section 7.3  Notice and Resolution of Claims.
                  -------------------------------

     (a)  Notice.  Each Person entitled to indemnification pursuant to Section
          ------
7.1 or Section 7.2 (an "Indemnitee") shall give written notice to the Seller or the Purchaser, respectively, promptly after obtaining knowledge of any claim that it may have under Section 7.1 or Section 7.2, as applicable. Such notice shall set forth in reasonable detail the claim and the basis for indemnification. Failure to give such written notice in a timely manner shall not release the party from whom such indemnification is sought (the "Indemnifying Party") from its obligations under Section 7.1 or Section 7.2, as applicable, except to the extent that such failure materially prejudices the ability of the Indemnifying Party to contest such claim.

     (b)  Defense of Third Party Claims.  If a claim for indemnification
          -----------------------------
pursuant to Section 7.1 or Section 7.2 shall arise from an Action (as defined in Section 8.3) involving a third party (a "Third Party Claim"), the Indemnifying Party may assume the defense of such Third Party

Claim, provided the Indemnifying Party proceeds with diligence and in good faith with respect thereto. If the Indemnifying Party assumes the defense of such Third Party Claim, such defense shall be conducted by counsel chosen by the Indemnifying Party, provided that the Indemnitee shall retain the right to employ its own counsel and participate in the defense of such Third Party Claim at its own expense (which will not be recoverable from the Indemnifying Party under this Article VII or otherwise). In addition, the Indemnitee may employ separate counsel, and the Indemnifying Party shall bear the expenses of such separate counsel, if (i) in the written opinion of counsel to the Indemnified Party reasonably satisfactory to the Indemnifying Party, use of counsel of the Indemnifying Party's choice would be expected to give rise to a conflict of interest, (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding, or
(iii) the Indemnifying Party shall authorize the Indemnified Party in writing to employ separate counsel at the expense of the Indemnifying Party. In no event shall the Indemnifying Party be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties with respect to any claim indemnified under this Article VII. Notwithstanding the foregoing provisions of this Section 7.3(b), (i) no Indemnifying Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 7.1 or
Section 7.2 without the Indemnitee's prior written consent unless as part of such settlement the Indemnitee is released from all liability with respect to such Third Party Claim and such settlement does not impose any equitable remedy on the Indemnitee, adversely affect the Indemnitee's business or require the Indemnitee to admit any wrongdoing, and (ii) no Indemnitee shall be entitled to settle any Third Party Claim for which indemnification is sought under Section
7.1 or Section 7.2 without the Indemnifying Party's prior written consent unless as part of such settlement the Indemnifying Party is released from all liability with respect to such Third Party Claim and such settlement does not impose any equitable remedy on the Indemnifying Party, adversely affect the Indemnifying Party's business or require the Indemnifying Party to admit any wrongdoing.

     Section 7.4  Limits on Indemnification.
                  -------------------------

     (a)  Exclusion of Certain De Minimis Matters.  Neither the Seller nor the
          ---------------------------------------
Purchaser shall have any obligation or liability to any Indemnitee pursuant to
Section 7.1(a) or Section 7.2(a), respectively, with respect to any individual event or condition (or combination of events and conditions arising out of the same breach) from which the Damages suffered by the Indemnitee shall not have exceeded $50,000 (any such event or condition being hereinafter referred to as a "De Minimis Matter").

     (b)  Deductible.  (i) The Parent and the Seller shall not have any
          ----------
liability to any Purchaser Indemnitee under Section 7.1(a) unless and until the aggregate amount of Damages suffered by the Purchaser Indemnitees arising out of the matters referred to in Section 7.1(a), exclusive of any and all Damages arising out of De Minimis Matters, shall have exceeded $15,000,000, in which case the Seller shall be obligated and liable under Section 7.1(a) only with respect to such excess; and (ii) the Purchaser shall not have any obligation or liability to any Seller Indemnitee under Section 7.2(a) unless and until the aggregate amount of Damages suffered by the Seller Indemnitees arising out of the matters referred to in Section 7.2(a), exclusive of any and all Damages arising out of De Minimis Matters, shall have exceeded

$15,000,000, in which case the Purchaser shall be obligated and liable under
Section 7.2(a) only with respect to such excess.

     (c)  Limit of Liability. The aggregate liability of the Parent and the
          ------------------
Seller, on the one hand, and the Purchaser, on the other hand, under Section 7.1(a) or Section 7.2(a), respectively, shall not exceed $615,000,000; provided, however, that the foregoing limitation shall not apply to Damages attributable to a breach by the Seller or the Parent of the representations and warranties contained in the first four sentences of Sections 2.1(b) and 2.1(c), Section 2.1(e), the first sentence of 2.2(b), Section 2.2(d) and the first four sentences of Section 3.2.

     (d)  Survival.  The representations and warranties contained in Articles
          --------
II and III of this Agreement shall terminate on March 31, 2003, except that the representations and warranties set forth in Sections 2.2(n), 2.2(o) and 2.2(t) shall survive until 30 days after the expiration of the applicable statute of limitations and the representations and warranties set forth in the first three sentences of Section 2.1(b) and Section 2.1(c), Section 2.1(e), Section 2.2(a),
Section 2.2(d) and the first three sentences of Section 3.2 shall survive indefinitely. Neither the Seller nor the Purchaser shall have any obligation or liability pursuant to Section 7.1(a) or Section 7.2(a), respectively, for any breach of any representation or warranty unless notice of a claim asserting such breach shall have been given in accordance with Section 7.3(a) prior to the termination of such representation or warranty.

     (e)  Exclusive Remedy.  After the Closing, except for any nonmonetary,
          ----------------
equitable relief to which any Indemnitee may be entitled, the rights and remedies set forth in this Article VII shall constitute the sole and exclusive rights and remedies of the parties hereto under or with respect to the subject matter of this Agreement. Each of the parties hereto hereby waives any and all claims and any cause of action for monetary damages under or with respect to the subject matter of this Agreement (other than any claims or causes of action arising out of the express provisions of this Article VII) that it might otherwise be entitled to assert against the other party hereto under any Law of any Governmental Entity, under the common law of any jurisdiction or otherwise.

     Section 7.5  Indemnity Payments.  All payments made pursuant to this
                  ------------------
Article VII (other than interest payments) shall be treated by the parties hereto on all Tax Returns as an adjustment to the Purchase Price.

     Section 7.6  Coordination With Tax Covenant.  In the event any provision of
                  ------------------------------
this Article VII is inconsistent with any provision of Section 4.6(g), the provisions of Section 4.6(g) shall control.

                                 ARTICLE VIII

                                 MISCELLANEOUS

     Section 8.1  Reliance.  The representations and warranties of the Purchaser
                  --------
contained in this Agreement, the Transaction Agreements or any certificates delivered pursuant to this Agreement constitute the sole and exclusive representations and warranties of the Purchaser to the Parent and the Seller in connection with this Agreement and the transactions contemplated hereby, and the Parent and the Seller acknowledge that all other representations and warranties are specifically disclaimed and may not be relied upon or serve as a basis for a claim against the Purchaser. The representations and warranties of the Parent and the Seller contained in this Agreement, the Transaction Agreements or any certificates delivered pursuant to this Agreement constitute the sole and exclusive representations and warranties of the Parent and the Seller to the Purchaser in connection with this Agreement and the transactions contemplated hereby, and the Purchaser acknowledges that all other representations and warranties are specifically disclaimed and may not be relied upon or serve as a basis for a claim against the Parent or the Seller. THE PURCHASER ACKNOWLEDGES THAT THE PARENT AND THE SELLER DISCLAIM ALL WARRANTIES OTHER THAN THOSE EXPRESSLY CONTAINED IN THIS AGREEMENT, THE TRANSACTION AGREEMENTS AND ANY CERTIFICATES DELIVERED PURSUANT TO THIS AGREEMENT AS TO THE SELLER AND ITS SUBSIDIARIES AND THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

     Section 8.2  Fees and Expenses.  The Parent shall pay one-half and the
                  -----------------
Purchaser shall pay one-half of the filing fees to be paid pursuant to the HSR Act. Except as provided in Section 4.7, all other recording or filing fees or similar costs imposed or levied by reason of, in connection with or attributable to this Agreement and the transactions contemplated hereby shall be borne by the Purchaser. Whether or not the transactions contemplated hereby shall be consummated, except as set forth in the immediately preceding sentence, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

     Section 8.3  Certain Definitions.  (a) For purposes of this Agreement the
                  -------------------
following terms have the meanings set forth below:

          (i) "Action" means any demand, claim, action, suit, proceeding or investigation by or before any court or Governmental Entity.

          (ii) an "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

          (iii) "Business Day" means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close.

          (iv) "Damages" means all losses, claims, liabilities, costs and expenses (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and disbursements). The term "Damages" is not limited to matters asserted by third parties against any Person entitled to be indemnified, but includes Damages incurred or sustained by the Purchaser, the Seller, the Parent, a DMS Company or a DMS Subsidiary in the absence of a third party claim.

          (v) "DMS Companies" means (x) prior to and at the Closing, the DMS Shares Companies and JCPIIG and (y) after the Closing, the DMS Shares Companies.

          (vi) "DMS Subsidiary" means a Subsidiary of a DMS Shares Company and the JCPIIG Subsidiary Companies.

          (vii) "Excluded Liabilities" means (x) any fees or expenses referred to in Section 2.2(z) and (y) any other liabilities or obligations of any kind or nature of the Seller which does not constitute an Assumed Liability.

          (viii) "Intellectual Property" means all trade names, trademarks, service marks, logos, registered copyrights and patents (including registrations and applications to register or renew the registration of any of the foregoing), computer software, know-how and trade secrets used by the Seller, the DMS Companies or the DMS Subsidiaries in connection with the conduct of the Business, but excluding computer software commercially available to the general public and readily replaceable).

          (ix) "JCPIIG Assets" means all of the rights, properties and assets of every kind, character and description, wherever located and whether tangible or intangible, real or personal or fixed or contingent, owned or held by JCPIIG but excluding the JCPIIG Sub Shares.

          (x) "knowledge of the Seller and the Parent" means the actual knowledge of any of the applicable individuals listed in Section 8.3(a)(x) of the Disclosure Schedule.

          (xi) "Laws" means all applicable statutes, laws, ordinances, rules, orders and regulations.

          (xii)   a "Material Adverse Effect" means a material adverse effect on
(x) the ability of the Parent or the Seller to timely perform its respective obligations under this Agreement or any Transaction Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby, or (y) the Business or financial condition, results of operations or assets of the DMS Companies and the DMS Subsidiaries taken as a whole, excluding any effects resulting from (A) changes in general U.S. economic conditions, (B) conditions affecting the life or health insurance or direct marketing industries generally, which do not have a disproportionate adverse effect on the DMS Companies and the DMS Subsidiaries, or (C) the execution, delivery, announcement or performance of this Agreement or the Transaction Agreements to which it is a party or the consummation of any transaction contemplated hereby or thereby.

          (xiii) "Other Assets" means all of the rights, properties and assets of every kind, character and description, wherever located and whether tangible or intangible, real or personal or fixed or contingent, owned or held by the Seller in connection with the conduct of the Business or otherwise arising out of the conduct of the Business, including without limitation the assets listed on Section 8.3(a)(xiii) to the Disclosure Schedule, but excluding the Retained Assets and the Shares.

          (xiv) a "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          (xv)    a "Subsidiary" of any Person means any other Person of which
(x) the first mentioned Person or any subsidiary thereof is a general partner,
(y) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other Person is held by the first mentioned Person and/or by any one or more of its subsidiaries, or (z) at least 50% of the equity interests of such other Person is, directly or indirectly, owned or controlled by such first mentioned Person and/or by any one or more of its subsidiaries.

          (xvi) "Transaction Agreements" means this Agreement, the License Agreement, the Marketing Services Agreement, the Assignment Agreement, the JCPIIG Assignment and Assumption Agreement, the JCPIIG Bill of Sale, and the Bill of Sale and the Release.

          (xvii) "Transferred Intellectual Property" means all Intellectual Property other than Intellectual Property owned by or licensed to the Parent and any other Intellectual Property included in the Retained Assets.

          (xviii) "Transition Services Agreement" means the agreement contemplated by Section 4.14, if any such agreement is executed and delivered by the Parent and the Purchaser.

     (b) For purposes of this Agreement the following terms have the meanings set forth in the sections noted below:

          Accountants                        Section 1.4(d)
          Actuaries                          Section 4.13
          Acquisition Proposal               Section 4.2(b)
          Agreement                          Introductory Paragraph
          Allocation Statements              Section 4.6(l)
          Applicable Rate                    Section 1.4(h)(i)
          Assignment Agreement               Section 1.6(a)(v)
          Assumed Liabilities                Section 1.10
          Benefit Plan                       Section 2.2(n)
          Bill of Sale                       Section 1.6(b)(v)
          Business                           Recitals
          Cedent                             Section 2.2(r)(v)
          Closing                            Section 1.5
          Closing Date                       Section 1.5
          Closing Date Balance Sheets and
            Net Book Value Statements        Section 1.4(c)
          Closing Date GAAP Balance Sheet    Section 1.4(a)
          Closing Date GAAP Net Book Value   Section 1.4(b)
          Closing Date GAAP Net Book Value
            Statement                        Section 1.4(b)
          Closing Date SAP Net Book Value    Section 1.4(a)
          Closing Date SAP Net Book Value
            Statement                        Section 1.4(a)
          Code                               Section 2.2(n)(iii)
          Collective Bargaining Agreements   Section 2.2(m)(ii)
          Company Plan                       Section 2.2(n)

          Confidentiality Agreement          Section 4.3
          Conseco                            Section 2.2(r)(v)
          Conseco Agreement                  Section 2.2(r)(v)
          Contracts                          Section 2.2(m)
          De Minimis Matter                  Section 7.4(a)
          Disclosure Schedule                Recitals
          Dispute Notice                     Section 4.6(c)
          DMS Shares Companies               Recitals
          DMS Employee                       Section 4.7(a)
          DMS MSRP                           Section 4.7(c)(ii)
          DMS Tax Companies                  Section 4.6(o)(iv)
          Environmental Law                  Section 2.2(t)
          ERISA                              Section 2.2(n)
          Estimated GAAP Balance Sheet       Section 1.3(b)
          Estimated Intercompany Amount      Section 1.7(a)
          Estimated GAAP Net Book Value
            Statement                        Section 1.3(b)
          Estimated SAP Balance Sheet        Section 1.3(a)
          Estimated SAP Net Book Value
            Statement                        Section 1.3(a)
          Exchange Act                       Section 2.1(d)
          Financial Statements               Section 2.2(f)(i)
          GAAP                               Section 2.2(f)(i)
          GAAP Balance Sheet                 Section 1.4(h)(iv)
          GAAP Net Book Value                Section 1.4(h)(v)
          Governmental Entity                Section 2.1(d)
          HSR Act                            Section 2.1(d)
          Hazardous Materials                Section 2.2(t)
          Indemnifying Party                 Section 7.3(a)
          Indemnitee                         Section 7.3(a)
          Insurance Contracts                Section 2.2(p)(ii)
          Insurance Subsidiaries             Section 2.2(a)(ii)
          Intercompany Obligations           Section 1.7(a)
          Investment Assets                  Section 2.2(j)(i)
          JCPIIG                             Recitals
          JCPIIG Bill of Sale                Section 1.6(b)(vi)
          JCPIIG Liabilities                 Section 1.10
          JCPIIG Sub Shares                  Recitals
          JCPIIG Subsidiary Companies        Recitals
          Leased Real Property               Section 2.2(k)
          Legal Proceedings                  Section 2.1(f)
          License Agreement                  Recitals
          Liens or Encumbrances              Section 1.1
          Listed Intellectual Property       Section 2.2(l)(i)
          Marketing Services Agreement       Recitals
          MVP Plan                           Section 1.3(c)

          Net Settlement Amount              Section 1.7(a)
          1940 Act                           Section 2.2(x)
          Nonassignable Contract             Section 1.9(a)
          Non-Competition Area               Section 4.10(a)
          Objection Notice                   Section 1.4(c)
          Owned Real Property                Section 2.2(k)
          Parent                             Introductory Paragraph
          Parent MSRP                        Section 4.7(c)(i)
          Penney Marks                       Section 4.8(a)
          Permitted Liens                    Section 2.2(j)(i)
          Post-Closing Tax Period            Section 4.6(b)
          Pre-Closing Tax Period             Section 4.6(b)
          Premium Tax Returns                Section 4.6(b)(iii)
          Purchase Price                     Section 1.4(f)
          Purchaser                          Introductory Paragraph
          Purchaser Disclosure Schedule      Recitals
          Purchaser Effect                   Section 3.1
          Purchaser Indemnitees              Section 7.1
          Purchaser Review Period            Section 1.4(c)
          Reinsurance Trust                  Section 2.2(r)(v)
          Reinsurer                          Section 2.2(r)
          Release                            Section 1.6(a)(viii)
          Retained Assets                    Section 1.8
          SAP                                Section 2.2(f)(ii)
          SAP Balance Sheet                  Section 1.4(h)(i)
          SAP Companies                      Section 1.3(a)
          SAP Net Book Value                 Section 1.4(h)(iii)
          SAP Statements                     Section 2.2(f)(ii)
          SEC                                Section 2.1(d)
          Section 338(g) Election            Section 4.6(m)
          Seller                             Introductory Paragraph
          Seller Shares                      Recitals
          Seller Indemnitees                 Section 7.2
          Seller's Auditor                   Section 1.4(a)
          Shares                             Recitals
          Shortfall Amount                   Section 4.13
          Straddle Tax Period                Section 4.6(b)(vii)
          Taxes                              Section 2.2(o)
          Tax Matter                         Section 4.6(f)
          Tax Returns                        Section 2.2(o)
          Taxing Authority                   Section 2.2(o)
          Third Party Claim                  Section 7.3(b)
          Unadjusted Purchase Price          Section 1.2
          US Area                            Section 4.10(a)
          Website Materials                  Section 4.9(a)

     Section 8.4  Notices.  All notices, requests, claims, demands and other
                  -------
communications under this Agreement shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses other than notices required by Section 4.6, which shall be delivered to the addresses set forth in Section 4.6(p) (or at such other address for a party as shall be specified by like notice):

          (i)  if to the Purchaser, to
               Commonwealth General Corporation
               4333 Edgewood Road, N.E.
               Cedar Rapids, Iowa 52499
               Attention: General Counsel
               Facsimile: (319) 369-2218

               with a copy (which shall not constitute notice) to:

               LeBoeuf, Lamb, Greene & MacRae, L.L.P.
               125 West 55/th/ Street
               New York, New York 10019-5389
               Attention:  Alexander M. Dye, Esq.
               Facsimile: (212) 424-8500

          (ii) if to the Parent or the Seller, to
               J. C. Penney Company, Inc.
               6501 Legacy Drive
               Plano, Texas 75024
               Attention:  Senior Vice President and Director of
                           Business Planning and Support Services
               Facsimile: (972) 431-1818

               with a copy (which shall not constitute notice) to:

               J. C. Penney Company, Inc.
               6501 Legacy Drive
               Plano, Texas 75024
               Attention:  General Counsel
               Facsimile:  (972) 431-1133

                    and

               Jones, Day, Reavis & Pogue
               2727 North Harwood Street
               Dallas, Texas 75201
               Attention:  Robert L. Estep, Esq.
               Facsimile: (214) 969-5100

     Section 8.5  Interpretation.  The language used in this Agreement will be
                  --------------
deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." For purposes of this Agreement, with respect to any matter that is clearly disclosed in any portion of the Disclosure Schedule in such a way as to make its relevance to the information called for by another Section of this Agreement readily apparent, such matter shall be deemed to have been included in the Disclosure Schedule in response to such other Section, notwithstanding the omission of any appropriate cross-reference thereto. Any interest payable under any provision of this Agreement shall be calculated on the basis of a 360-day year consisting of 12 30-day months. ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY AND INDEMNITIES SET FORTH IN THIS AGREEMENT SHALL APPLY AND OPERATE IN ACCORDANCE WITH THEIR RESPECTIVE TERMS NOTWITHSTANDING ANY SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR BASIS FOR LIABILITY OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED.

     Section 8.6  Entire Agreement; Third-Party Beneficiaries.  This Agreement,
                  -------------------------------------------
the Marketing Services Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Marketing Services Agreement. This Agreement is not intended to confer upon any Person (including without limitation any employees or former employees of the DMS Companies or the DMS Subsidiaries), other than the parties hereto, any rights or remedies, except that each Indemnitee shall be a third party beneficiary with respect to Article VII and shall be entitled to the rights and benefits of, and to enforce, the provisions thereof.

     Section 8.7  Governing Law; Venue.  This Agreement shall be governed by,
                  --------------------
and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each of the parties hereto (i) hereby submits itself to the personal jurisdiction of any appropriate state or federal court in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any other court.

     Section 8.8  Assignment.  Neither this Agreement nor any of the rights,
                  ----------
interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Notwithstanding the foregoing, the Purchaser may, upon written notice delivered to the Parent no later than forty-five days after the date hereof, designate one or more wholly owned Subsidiaries of AEGON N.V. to receive the shares of Canadian Premier Holdings, Ltd. or the direct Subsidiaries of JCPIIG and the JCPIIG Assets and to assume the JCPIIG Liabilities at the Closing so long as the Purchaser reimburses the Parent and the Seller for any reasonable incremental out-of-pocket costs incurred by the Parent or the Seller, respectively, as a result of such designation. The Parent and the Seller will provide the Purchaser with documentation of such costs that is reasonably satisfactory to the Purchaser.

     Section 8.9  Enforcement.
                  ------------

     (a)  Injunctive Relief.  Irreparable damage would occur in the event that
          -----------------
any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

     (b)  Right to Jury Trial.  EACH PARTY HERETO WAIVES ITS RIGHTS TO A JURY
          -------------------
TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 8.10  Severability.  Whenever possible, each provision or portion
                   ------------
of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein and there had been contained herein instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

     Section 8.11  Counterparts.  This Agreement may be executed in one or more
                   ------------
counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                           [signature page follows]

     IN WITNESS WHEREOF, the Purchaser, the Parent and the Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                 COMMONWEALTH GENERAL CORPORATION


                                 By: /s/ James A. Beardsworth
                                    --------------------------------------------
                                      James A. Beardsworth
                                      Vice President and Controller


                                 J.C. PENNEY COMPANY, INC.


                                 By: /s/ TA Clerkin
                                    --------------------------------------------
                                    Thomas A. Clerkin
                                    Senior Vice President and
                                    Director of Business Planning and Support


                                 J. C. PENNEY DIRECT MARKETING SERVICES, INC.


                                 By: /s/ John R. Camillo
                                    ---------------------
                                    John R. Camillo
                                    Executive Vice President,
                                    Secretary and General Counsel